UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Douglas Emmett, Inc.
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1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 28, 2020

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (our “Annual Meeting”) of Douglas Emmett, Inc., a Maryland corporation (the "Company"), will be held on May 28, 2020 at 9:00 a.m. Pacific Daylight Time for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect ten directors to serve on the Board of Directors until the 2021 annual meeting of stockholders and until their successors are duly elected and qualify.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020.

3.	To approve, in a non-binding advisory vote, our named executive officer compensation for 2019.

4.	To approve amendments to the Douglas Emmett Inc. 2016 Omnibus Stock Incentive Plan.

5.	To transact such other business as may properly come before our Annual Meeting or any adjournments thereof.

This year’s Annual Meeting will be online and a completely virtual meeting of stockholders. As described in the accompanying Proxy Statement, stockholders may virtually attend the Annual Meeting via live webcast by visiting http://www.viewproxy.com/DEI/2020/VM, which provides our stockholders rights and opportunities to vote and ask questions equivalent to in-person meetings of stockholders. You will not be able to attend the Annual Meeting in person.
If you wish to attend the virtual 2020 Annual Meeting, you must register in advance by following the instructions on page 2 of the accompanying Proxy Statement. Your registration must be received by 11:59 p.m. Eastern Daylight Time on May 25, 2020. Stockholders may also authorize a proxy to vote their shares at the Annual Meeting by returning a signed Proxy Card in the enclosed postage-paid envelope, or by following the instructions provided by their bank, broker or other nominee.
Our Board of Directors has fixed the close of business on March 30, 2020 as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment thereof. Only stockholders at the close of business on the record date are entitled to attend or vote at our Annual Meeting.
Accompanying this Notice are a Proxy Statement and a Proxy Card. Even if you plan on attending our Annual Meeting via webcast, please mark, sign, date and promptly return the enclosed Proxy Card in the postage-paid envelope. If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted. You may revoke your proxy by taking appropriate action at any time prior to its exercise at our Annual Meeting.

This Proxy Statement and our 2019 Annual Report to stockholders are available at www.douglasemmett.com/proxy. Stockholders will receive a full set of these materials through the mail from us or from their brokers.

By Order of the Board of Directors,

/s/ Jordan L. Kaplan	/s/ Melinda D. Mehringer
Jordan L. Kaplan	Melinda D. Mehringer
President and Chief Executive Officer	Secretary

Date: April 17, 2020

1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement is furnished to the stockholders of Douglas Emmett, Inc., a Maryland corporation, in connection with the solicitation of proxies on behalf of our Board of Directors (our “Board”). The proxies solicited hereby are to be voted at our Annual Meeting of Stockholders to be held on May 28, 2020 at 9:00 a.m. Pacific Daylight Time and at any and all adjournments thereof (our “Annual Meeting”).
At our Annual Meeting, our stockholders will be asked to consider and vote upon the following proposals:

1.	To elect ten directors to serve on the Board of Directors until the 2021 annual meeting of stockholders and until their successors are duly elected and qualify.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020.

3.	To approve, in a non-binding advisory vote, our named executive officer compensation for 2019.

4.	To approve amendments to the Douglas Emmett Inc. 2016 Omnibus Stock Incentive Plan.

5.	To transact such other business as may properly come before our Annual Meeting.
This year’s Annual Meeting will be online and a completely virtual meeting of stockholders. You will not be able to attend the Annual Meeting in person.
If you wish to attend the virtual 2020 Annual Meeting, you must register in advance by following the instructions below. Your registration must be received by 11:59 p.m. Eastern Daylight Time on May 25, 2020. You may also authorize a proxy to vote your shares at the Annual Meeting by returning a signed Proxy Card in the enclosed postage-paid envelope, or by following the instructions you receive from your bank, broker or other nominee.
Stockholders may virtually attend the Annual Meeting via live webcast by visiting http://www.viewproxy.com/DEI/2020/VM, which provides our stockholders rights and opportunities to vote and ask questions equivalent to in-person meetings of stockholders. If you are a stockholder of record as of the close of business on the record date for the Annual Meeting, you will be entitled to attend the Annual Meeting and vote and submit questions during the annual meeting via a live audio webcast. If you hold your shares in “street name” through a bank, broker or other nominee as of the close of business on the record date for the Annual Meeting, you will be able to attend and submit questions during the Annual Meeting via the live audio webcast, but you will not be able to vote at the Annual Meeting unless you obtain a legal proxy from your bank, broker or other nominee and submit it as part of the registration process. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.
We have enclosed a Proxy Card for your use. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder executing the proxy. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will be voted in accordance with the recommendations of our Board, as specified for each separate proposal below. With respect to any other item of business that may come before our Annual Meeting, the proxy holders may vote the proxy in their discretion.
If you are a stockholder of record and will not be able to attend our Annual Meeting to vote your common stock, please mark, sign, date and promptly return the enclosed Proxy Card in the postage-paid envelope. If your common stock is held by a bank, broker or other nominee(i.e. in "street name"), please follow the instructions you receive from your bank, broker or other nominee to have your common stock voted. Your broker is required to vote in accordance with the instructions you give; if you do not give instructions to your broker, your broker may vote your shares in its discretion for the ratification of the independent registered public accounting firm, but may not vote your shares at all on the other matters brought before the Annual Meeting. Also, if you hold any of your shares in street name, you must obtain a legal proxy executed in your favor from your bank, broker or nominee to be able to vote these shares via the webcast at the Annual Meeting. Obtaining a legal proxy may take several days.

You may revoke any proxy you give at any time prior to its exercise by filing, with our Secretary, either an instrument revoking that proxy or a duly executed proxy bearing a later date. If you attend the Annual Meeting, you may withdraw any proxy and vote your common stock if you are a stockholder of record.

Registering to attend the Annual Meeting
To register to attend the Annual Meeting, please visit http://www.viewproxy.com/DEI/2020 and click “Virtual Meeting Registration”. ALL REGISTRATIONS MUST BE RECEIVED BY 11:59 PM EDT ON May 25, 2020.

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If you hold your shares in your name as of the close of business on the record date for the Annual Meeting, or have received a Proxy Card, please click “Registration for Registered Holders” and enter your name, phone number, Control Number (contained on your Proxy Card) and email address.

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If you hold your shares through a bank, broker or other nominee, please click “Registration for Beneficial Holders” and enter your name and email, and click submit. You will also need to upload or e-mail to VirtualMeeting@viewproxy.com a copy of a legal proxy from your bank, broker or other nominee, or a copy of your Proxy Card, voter instruction form or your brokerage statement. If you hold your shares through a bank, broker or other nominee, and you wish to vote in person at the Annual Meeting, you must submit a copy of your legal proxy from your bank, broker or other nominee. If you have not obtained a legal proxy from your bank, broker or other nominee and do not wish to vote in person at the Annual Meeting, you must still register to attend Annual Meeting.

After you have registered for the Annual Meeting, you will receive an e-mail indicating that your registration has been confirmed along with the meeting password. You will need this password in order to virtually attend the Annual Meeting.

Attending the virtual Annual Meeting
Stockholders who properly register to attend the Annual Meeting may attend the Annual Meeting by visiting http://www.viewproxy.com/DEI/2020/VM. You will need the password provided to you with your confirmation of registration to access the virtual Annual Meeting. You may submit questions before, during and after the meeting. You will need the control number that appears on your proxy card, or if you hold your shares through a broker, bank or other nominee, was provided with the confirmation of your registration, in order to submit questions or to vote during the Annual Meeting. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions at 8:30 am, Pacific Daylight Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log in page.
This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 17, 2020. We intend to solicit proxies primarily by mail. However, our directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, or otherwise to solicit proxies. Additionally, we intend to post this Proxy Statement and our 2019 Annual Report on our website at www.douglasemmett.com/proxy for public review. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other similar parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses incurred in doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Outstanding Shares; Record Date; and Quorum
Only holders of record of our common stock at the close of business on March 30, 2020 (the “Record Date”) are entitled to notice of and to vote at our Annual Meeting and any adjournments thereof. As of the Record Date, we had 175,374,886 shares of our common stock outstanding. Holders of our common stock are entitled to one vote at our Annual Meeting for each share of our common stock held that was issued and outstanding as of the Record Date. The presence, via webcast or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast will constitute a quorum for the transaction of business at our Annual Meeting.
Security Ownership of Certain Beneficial Owners and Management
The following table presents the beneficial ownership of our common stock as of the Record Date, by (i) each person or entity known by us to own beneficially more than 5% of our outstanding common stock (based upon our review of the most recent Schedule 13D and 13G filings as of the Record Date), (ii) each of our directors and nominees, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Except as otherwise noted, each of the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them, and the address of each of the individuals is c/o Douglas Emmett, Inc., 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401.

	Common stock(1)
Name and Address of Owner(2)	Number of Shares	Percent of Class(1)

Jordan L. Kaplan(3)	10,960,436	6.0%
Kenneth M. Panzer(4)	8,518,484	4.7%
Christopher H. Anderson	5,732,392	3.2%
Dan A. Emmett (5)	5,391,032	3.0%
Leslie E. Bider	229,683	*
Kevin A. Crummy	185,647	*
Thomas E. O'Hern	95,311	*
William E. Simon, Jr.	82,315	*
Dr. David T. Feinberg	45,455	*
Virginia A. McFerran	18,195	*
Peter D. Seymour	—	*
Johnese M. Spisso	—	*
The Vanguard Group, Inc.(6) 100 Vanguard Blvd., Malvern, PA 19355	24,747,884	14.1%
BlackRock, Inc.(7) 55 East 52nd Street, New York, NY 10055	20,038,124	11.4%
All officers, directors and nominees as a group (12 persons)	31,258,950	15.9%

____________________________________________________
* Less than 1%

See notes to the table on the next page

1.
Pursuant to Item 403 of Regulation S-K, the number of shares listed for each individual reflects their beneficial ownership except as otherwise noted. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of shares that such person or group has the right to acquire within 60 days after the Record Date. The beneficial ownership in the table includes the following share equivalents:

Name	OP Units

Jordan L. Kaplan	7,468,865
Kenneth M. Panzer	6,874,183
Dan A. Emmett	3,454,936
Christopher H. Anderson	3,430,732
Kevin A. Crummy	183,311
Leslie E. Bider	79,683
Thomas E. O'Hern	46,263
Dr. David T. Feinberg	45,455
William E. Simon, Jr.	39,515
Virginia A. McFerran	18,195
Peter D. Seymour	—
Johnese M. Spisso	—

All officers, directors and nominees as a group (12 persons)	21,641,138

As of the Record Date, we had 28,293,106 operating partnership units outstanding. “OP Units” are limited partnership interests in our operating partnership which share equally in the distributions of our operating partnership and are redeemable by the holder for an equivalent number of shares of our common stock or for the cash value of such shares, at our election. "LTIP Units" are a separate series of limited partnership interests in our operating partnership which, after certain events, may be converted on a one-for-one basis into OP Units. LTIP Units have been granted to our employees and non-employee directors as part of their compensation. As of the record date, none of the named individuals were deemed to have beneficial ownership attributable to their LTIP holdings. These share equivalents (OP Units and LTIP Units) are deemed to be outstanding for purposes of computing the percentage of outstanding shares held by each person or group as of the Record Date, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

2.
Mr. Emmett is the Chairman of our Board, Mr. Kaplan is our President and Chief Executive Officer ("CEO") and a Director, Mr. Panzer is our Chief Operating Officer ("COO") and a Director, Mr. Crummy is our Chief Investment Officer ("CIO"), and Mr. Seymour is our Chief Financial Officer ("CFO"). Messrs. Anderson, Bider, O'Hern, Simon and Feinberg and Mses. McFerran and Spisso are independent members of our Board.

3.
Mr. Kaplan disclaims beneficial ownership of 758,981 shares of common stock owned by The Martha and Irv Kaplan Family Foundation, a California tax-exempt charitable organization. Mr. Kaplan is the sole director of the foundation, with sole voting and dispositive power over the common stock held by the foundation.

4.
Mr. Panzer disclaims beneficial ownership of 770,711 shares of common stock owned by The Panzer Family Foundation, a California tax-exempt charitable organization. Mr. Panzer is the sole director of the foundation, with sole voting and dispositive power over the common stock held by the foundation.

5.
Mr. Emmett disclaims beneficial ownership of (i) 788,672 shares of common stock owned by the Emmett Foundation, a California tax-exempt charitable organization, of which Mr. Emmett is the president with voting and dispositive power, and (ii) 66,000 shares of common stock owned by certain trusts for Mr. Emmett's children of which Mr. Emmett is a trustee, with voting and dispositive power. Mr. Emmett also disclaims beneficial ownership of the following share equivalents: 770,126 OP Units owned by trusts for Mr. Emmett's spouse and children of which Mr. Emmett is a trustee.

6.
Based solely on information disclosed in the Schedule 13G/A filed with the Securities and Exchange Commission ("SEC") on February 11, 2020 by The Vanguard Group (“Vanguard”), which reported that Vanguard had the (i) sole power to vote 258,904 shares, (ii) shared power to vote 190,557 shares, (iii) sole dispositive power with respect to 24,494,170 shares and (iv) shared dispositive power with respect to 253,714 shares.

7.
Based solely on information disclosed in the Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc., which reported that it had sole voting power with respect to 19,269,362 shares and sole dispositive power with respect to all of the beneficially owned shares disclosed.

ELECTION OF DIRECTORS
(Proposal 1)

Information Concerning Current Directors and Nominees
Our Board currently has ten members, all of whose terms expire at our Annual Meeting and all of whom are nominated for re-election to a term that will expire at our 2021 annual meeting of stockholders. Each of the nominees was nominated based on the assessment of our Nominating and Corporate Governance Committee and our Board that he or she can make meaningful contributions to the oversight of our business and affairs, has a reputation for honesty and ethical conduct in his or her personal and professional activities and exhibits independence, experience and strong communication and analytical skills. Pursuant to our Corporate Governance Guidelines, we seek to have our Board consist of members representing a diverse and complementary mix of skills, experience and backgrounds. As of the Record Date, our longest serving independent director had served for thirteen years, while the average service period of our independent directors was approximately eight years.

Name	Age	Title	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee

Dan A. Emmett	80	Chairman of our Board of Directors
Jordan L. Kaplan	58	Director, CEO and President
Kenneth M. Panzer	59	Director and COO
Christopher H. Anderson	77	Director			Member
Leslie E. Bider	69	Director	Member	Chair
Dr. David T. Feinberg	58	Director		Member
Virginia A. McFerran	56	Director			Chair
Thomas E. O'Hern	64	Director	Chair
William E. Simon, Jr.	68	Director	Member	Member
Johnese M. Spisso	59	Director			Member

Dan A. Emmett. Mr. Emmett has served as the Chairman of our Board since our inception. Mr. Emmett co-founded our original predecessor in 1971 and our immediate predecessor in 1991. Mr. Emmett is a member of the Board of Directors of Paramount Group, Inc. (NYSE:PGRE), a REIT which owns and operates office properties in New York, Washington and San Francisco. Mr. Emmett's personal family office is engaged in investment activities through various investment entities, none of which are affiliated with us. Mr. Emmett received his bachelor's degree from Stanford University in 1961 and his J.D. from Harvard University in 1964. Mr. Emmett was nominated as a result of his positions with our predecessor entities and his extensive knowledge of our operations and our market.
Jordan L. Kaplan. Mr. Kaplan has served as our CEO and President and a member of our Board since our inception. Mr. Kaplan joined our predecessor operating companies in 1986, co-founded our immediate predecessor in 1991 and served as the Chief Financial Officer for our predecessor operating companies from 1991 to 2006. Mr. Kaplan received his bachelor's degree from the University of California, Santa Barbara in 1983 and his M.B.A. from the University of California, Los Angeles in 1986. Mr. Kaplan was nominated as a result of his position as our CEO and his extensive knowledge of our operations and our market.
Kenneth M. Panzer. Mr. Panzer has served as our COO and a member of our Board since 2006. Mr. Panzer joined our predecessor operating companies in 1984, co-founded our immediate predecessor in 1991 and served as the Chief Operating Officer of our predecessor operating companies from 1991 to 2006. Mr. Panzer received his bachelor's degree from Penn State University in 1982. Mr. Panzer was nominated as a result of his position as our COO and his extensive knowledge of our operations and our market.
Christopher H. Anderson. Mr. Anderson has served as a member of our Board since 2011. He joined one of our predecessors in 1972 and co-founded our immediate predecessor in 1991, where he served in a number of senior positions, including Executive Vice President, until his retirement in 2006. Mr. Anderson also worked in the financial industry at White Weld & Co. and Bank of America and was an officer in the United States Army. Mr. Anderson received his bachelor's degree from Stanford University in 1964. Mr. Anderson was nominated based on the entirety of his experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted his experience in real estate, including his prior service with our predecessor.

Leslie E. Bider. Mr. Bider has served as a member of our Board since 2006. Mr. Bider is Vice Chairman of PinnacleCare, a Private Health Advisory firm, where he served as Chief Executive Officer from 2008 to 2017. From 2007 to 2008, he was the Chief Strategist at ITU Ventures, a Los Angeles based Venture Capital firm. From 2005 to 2007, Mr. Bider served as an executive in residence at Elevation Partners. Mr. Bider was the Chairman/Chief Executive Officer of Warner Chappell Music, Inc., one of the world's largest music publishing companies, from 1987 to 2005. Prior to that, Mr. Bider served as Chief Financial Officer and Chief Operating Officer of Warner Bros. Music and was a principal in an accounting firm specializing in the entertainment industry. Mr. Bider holds a bachelor's degree in accounting from University of Southern California and an M.S. from the Wharton School. Mr. Bider was nominated based on the entirety of his experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted his experience in real estate, including his prior service as a director at a large commercial real estate firm, his knowledge of financial and accounting matters and his operating experience in several industries.
Dr. David T. Feinberg. Dr. Feinberg became a member of our Board in 2011; he resigned in September 2015 and was reelected in February 2016 after completing the transition to a new job. Dr. Feinberg is Vice President of Google Health, where he leads Google's health efforts. From 2015 to 2019, Dr. Feinberg served as the President and Chief Executive Officer of Geisinger Health System, a physician-led health system. From 2008 to 2015, Dr. Feinberg was Chief Executive Officer of UCLA’s hospitals and Associate Vice Chancellor of UCLA Health Sciences, as well as President of the UCLA Health System, after more than 20 years on the faculty at UCLA. He holds a bachelor’s degree in economics from the University of California at Berkeley, an M.D. from the University of Health Sciences/The Chicago Medical School and a Masters of Business Administration from Pepperdine University. Dr. Feinberg was nominated based on the entirety of his experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted his experience as the chief executive officer of a major medical institution in our submarkets, including his experience as a tenant, his familiarity with the medical industry and technology industry generally (two of our key tenant drivers) and his managerial expertise.

Virginia A. McFerran. Ms. McFerran has served as a member of our Board since 2015. Ms. McFerran is an investor and advisor to technology companies and healthcare organizations embracing new technology. Formerly the VP of Global Partnerships at Google Health, Ms. McFerran was the President and Chief Executive Officer of Optum Analytics, an information and technology-enabled health services business. From 2009 to 2014, Ms. McFerran served as Chief Information Officer of the UCLA Health system. Prior to joining UCLA, Ms. McFerran had been the Chief Information Officer of Weill Cornell Medical Center in New York and the Chief Information Officer of The Salk Institute, after having held technical leadership positions at The University of Washington and Microsoft Corporation. Ms. McFerran holds a bachelor's degree from University of Georgia and an M.S. from Seattle University. Ms. McFerran was nominated based on the entirety of her experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted her familiarity with the medical and technology industries generally (two of our key tenant drivers) and her expertise in information technology and systems, which play increasingly critical role in our business.
Thomas E. O'Hern. Mr. O'Hern has served as a member of our Board since 2006. Mr. O'Hern is the Chief Executive Officer and a member of the Board of Directors of The Macerich Company, a REIT specializing in retail real estate. Prior to becoming CEO, Mr. O'Hern was Senior Executive Vice President, Chief Financial Officer and Treasurer for Macerich. Prior to joining Macerich in 1993, Mr. O'Hern served as Chief Financial Officer of several commercial real estate companies. Mr. O'Hern worked as a Certified Public Accountant for Arthur Andersen & Co. and was with that firm from 1978 through 1984. Mr. O'Hern is on the U.S.C Marshall School of Business Board of Leaders. Mr. O'Hern is also on the board of trustees of The Torrance Memorial Medical Foundation. Mr. O'Hern holds a bachelor's degree from California Polytechnic University, San Luis Obispo. Mr. O'Hern was nominated based on the entirety of his experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted his experience in real estate, including his service as a chief executive officer and chief financial officer at a large public commercial real estate company and his knowledge of financial and accounting matters.
William E. Simon, Jr. Mr. Simon, Jr., has served as a member of our Board since 2012. Mr. Simon is a Partner of Simon Quick Advisors, a firm that provides wealth management, investment consulting, and family office services to its clients. Prior to becoming a partner at Simon Quick Advisors, he was Co-Chairman of William E. Simon & Sons, L.L.C. an investment firm that he co-founded in 1988.  From 1990 to 2005, Mr. Simon was a co-founder and Advisory Director of William E. Simon & Sons Municipal Securities, Inc., a municipal bond company, and from 1973 to 1979 held senior positions on the municipal securities and foreign exchange desk at Morgan Guaranty Trust Company. He was an Assistant United States Attorney in the Southern District of New York from 1985 to 1988. Mr. Simon is currently an Assistant Adjunct Professor in the UCLA Undergraduate Department of Economics and Founding Director of the UCLA Value Investing Program. He also serves as an Adjunct Instructor for the Williams College Leadership Studies Program. Mr. Simon holds a Bachelor's degree in history from Williams College where he is a Lifetime Emeritus Trustee and a J.D. from Boston College Law School. Mr. Simon was nominated based on the entirety of his experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted his experience in investing in real estate and other investments and his knowledge of financial matters.

Johnese M. Spisso. Ms. Spisso has served as a member of our Board since 2019. Ms. Spisso has been the President of UCLA Health, Chief Executive Officer of UCLA Hospital System and Associate Vice Chancellor of UCLA Health Sciences since 2016. Previously, Ms. Spisso worked for over 20 years at the University of Washington Medicine in Seattle, most recently as the Chief Health System Officer and Vice President, Medical Affairs of the University of Washington School of Medicine. She holds a master’s degree in health care administration and public administration from the University of San Francisco, a bachelor’s degree in health sciences from Chapman College, and an RN from the St. Francis School of Nursing.
Required Vote
Nominees will be elected as directors by a plurality of the votes cast (assuming a quorum is present). The shares represented by each properly executed unrevoked proxy will be voted “FOR” the election of all of the nominees, unless the proxy otherwise directs. Abstentions and broker non-votes will not have any effect on the outcome of this proposal because they are not treated as votes cast. Instructions to withhold authority to vote will have no effect on the outcome of this proposal. All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote "for" the election of another person or persons as our Board recommends.
Board Recommendation:
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE ABOVE-NAMED NOMINEES.

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
(Proposal 2)

Our Audit Committee has approved the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for 2020. We are seeking our stockholders' ratification of such action. A representative of Ernst & Young LLP will be available at our Annual Meeting to respond to appropriate questions or make any other statements such representative deems appropriate.
Required Vote
The proposal requires the affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present). Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions will not have any effect on the outcome of this proposal because they are not treated as votes cast. In the event the stockholders do not approve this proposal, our Audit Committee will reconsider the appointment of Ernst & Young LLP as our independent registered public accounting firm. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will vote “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.
Board Recommendation:
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal 3)

We are seeking an advisory vote (sometimes referred to as “say on pay”) from our stockholders to approve our named executive officers' compensation for 2019. Our Board recommends that you approve this resolution for the following reasons (for more information, please also see “Executive Compensation,” including the Compensation Discussion and Analysis section):

In 2019, our named executive officers led the Company to achieve strong operational and financial results, as follows:

•
Strong Internal Growth. In 2019, we grew our Funds From Operations ("FFO")(1) by 6.3%, our Adjusted Funds from Operations ("AFFO")(2) by 18.0%, and our same property cash net operating income ("Same Property Cash NOI")(3) by 7.5%, and increased our dividend for 2020 by 8%. We signed 804 office leases and achieved straight-line rent roll-up of 27.6% and cash rent roll-up of 10.1%. Our FFO per share growth has significantly outpaced that of our Office Peer Group(4) in the 13 years since our IPO:

FFO Per Share Growth 2007-2019

80%
70%
60%
50%
40%
30%
20%
10%
0%
22%
79%
Office Peer Group Median
DEI

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Excellent General & Administrative (G&A) Expenses and Leasing Cost Control. In 2019, our G&A expenses were only 4.1% of our revenues, significantly less than the average of 8.9% for our Office Peer Group. Our leasing costs (recurring capital expenditures, tenant improvements and leasing expenses) were only 8.3% of our revenues, versus the average of 14.0% for our Office Peer Group. We also provide very limited perquisites for our executive officers (described below in Compensation Discussion and Analysis), which contributes to our low general and administrative expenses.

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(1) See "Non-GAAP Supplemental Financial Measure: FFO" in Item 7 of Part II in our Annual Report on Form 10-K, filed on February 14, 2020 (our "2019 Annual Report").
(2) See our AFFO disclosures on pages 8 and 25 in our Fourth Quarter 2019 Earnings Results and Operating Information package, attached as Exhibit 99.1 to Form 8-K, filed on February 11, 2020 (our "2019 Q4 Earnings Package").
(3) See "Non-GAAP Supplemental Financial Measure: Same Property NOI" in Item 7 of Part II in our 2019 Annual Report.
(4) Our Office Peer Group includes Boston Properties, Inc., Hudson Pacific Properties, Inc., Kilroy Realty Corporation, Paramount Group, Inc., SL Green Realty Corp. and Vornado Realty Trust. Hudson Pacific Properties, Inc. and Paramount Group Inc. are not included in the FFO Per Share Growth chart above because they were not public companies during the entire period.

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Excellent Long-Term Total Shareholder Return (TSR). We continue to have excellent long-term TSR, outperforming the median of our Benchmark Group[1] in all periods, ranking 2nd overall out of the 13 companies since our Initial Public Offering (IPO), and in the top five for the one-year, three-year and five-year periods.

DEI TSR as a Percentage of the Benchmark Group Median
49%
Outperformance
56%
Outperformance
91%
Outperformance
78%
Outperformance
200%
180%
160%
140%
120%
100%
80%
60%
40%
20%
0%
1 Year
3 Year
5 Year
Since IPO
DEI TSR as % of Benchmark Median
Benchmark Median

We believe that our executive officer compensation program represents a balanced, state-of-the-art structure, appropriately focused on pay-for-performance:

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Strong Link Between Pay and Performance. Performance-based pay represents a substantial majority of the compensation of our named executive officers. At the beginning of each year, our Compensation Committee approves written Operating and Financial Goals, as well as a target for our FFO, which we then disclose in our proxy statement. At the end of each year, our Compensation Committee determines our named executive officers' compensation based on the achievement of those goals, our financial results (in the form of FFO) as well as our acquisitions, dispositions and development and redevelopment activities during the year and (when appropriate and disclosed) other factors. In 2019, only 11% of our CEO and COO’s compensation, and only 34% of the compensation of our other named executive officers, was guaranteed, with the remainder determined based on performance during the year in the discretion of our Compensation Committee at the end of the year.

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Responsiveness to Our Stockholders. We engage with our stockholders every year to solicit feedback on our named executive officer compensation structure. Since our last meeting, we have reached out to the holders of approximately 85% of our stock, and spoke directly to the holders of approximately 65% of our stock, including 12 of our top 15 holders. The Chair of our Compensation Committee personally led engagement meetings with stockholders who own more than 46% of our common stock, including 8 of our 10 largest holders. As a result of our engagement, we have made several changes this year to our Compensation Committee's process for setting named executive officer compensation (for more information see “Executive Compensation,” including the Compensation Discussion and Analysis section).

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(1) For 2019, our Benchmark Group was based on (i) office sector REITs that primarily invest in Class “A” space in high barrier-to-entry markets; (ii) select multi-family REITs with a strong concentration of assets in California; and (iii) select California-based REITs with whom we compete for talent. Our Benchmark Group for 2019 and 2018 included Alexandria Real Estate Equities, Inc., Apartment Investment and Management Co., Boston Properties, Inc., Columbia Property Trust, Inc., Digital Realty Trust, Inc., Empire State Realty Trust, Inc., Hudson Pacific Properties, Inc., Kilroy Realty Corporation, Paramount Group, Inc., Piedmont Office Realty Trust, Inc., SL Green Realty Corp., UDR, Inc. and Vornado Realty Trust. For more information about our Benchmark group see "Compensation Discussion and Analysis".

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Incentive Compensation Paid in Restricted Equity. We believe that our named executive officer compensation program should align incentive compensation opportunities with the interests of our stockholders. In 2019, our CEO and COO received 100% (and our other named executive officers received 93%) of their incentive-based compensation in the form of restricted LTIP Units. This directly ties the compensation for our named executive officers to the interests of our stockholders.

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Substantial Transfer Restrictions Align Compensation with Long-Term Stockholder Value. In order to tie the interest of our executive team with the interests of our stockholders, we require that our executive officers hold their equity grants for many years:

◦	Transfer is restricted for a minimum of four years, and up to seven years, after grant.

◦	Transfer is also restricted unless our future stock price exceeds 102% of the price on the grant date; if the hurdle is not reached within 10 years, the grant is forfeited.

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Significant Long-Term Equity Ownership Creates a Strong Tie to Our Stockholders. On March 30, 2020 our executive officers (including our named executive officers) and directors held approximately 17% of our outstanding share equivalents (common stock, OP Units and LTIP Units), with a market value of $1.0 billion based on the closing price of our stock on March 30, 2020. All of our executive officers and directors are in compliance with our share ownership and retention policy (see “Corporate Governance-Equity Ownership Guidelines”).

Required Vote

As an advisory vote, the vote on this proposal is not binding upon us, our Board, or our Compensation Committee. However, our Compensation Committee, which is responsible for designing and administering our named executive officer compensation program, and our Board, both value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. Our current policy is to hold a non-binding, advisory vote on the compensation of our named executive officers every year. We expect to hold the next stockholder vote on the frequency of these votes at our 2023 annual meeting of stockholders. Abstentions and broker non-votes will not be counted as votes cast and will therefore have no effect on the outcome. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will vote “for” Proposal 3.

Board Recommendation:
For all of these reasons, our Board recommends a vote “FOR” the following resolution at our Annual Meeting:
“RESOLVED, that the stockholders of Douglas Emmett, Inc. hereby approve, on an advisory basis, the 2019 compensation paid to its named executive officers, as disclosed in its Proxy Statement for its 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3.

AMENDMENTS TO OUR 2016 OMNIBUS STOCK INCENTIVE PLAN
(Proposal 4)
The Board is asking our stockholders to approve a proposed amendment (the “Plan Amendment”) to the Douglas Emmett, Inc. 2016 Omnibus Stock Incentive Plan (our "2016 Plan"). The primary purpose of the amendment is to refill the number of shares available for grant; we are also making some other changes outlined below to enshrine certain good governance practices in the plan and to address changes in various rules since the plan was adopted.

We use LTIP Unit grants as an integral part of our annual compensation package because they reduce cash compensation, align the interests of our officers, employees, consultants and directors more closely with those of our stockholders, and encourage long term retention. We distribute equity broadly across our employee base, at all levels of the Company, as part of our annual year-end bonus program. In 2019, our Compensation Committee granted equity to 470 of our approximately 700 total employees (67%).

LTIP Unit awards are made under our 2016 Plan, which was approved by our Board and our stockholders in June 2016. The Plan Amendment will allow us to continue to grant equity and equity-linked long-term incentive compensation awards (including LTIP Units) to our key officers, employees, consultants and directors. The Board believes that the selective use of equity and equity-linked long-term incentive compensation awards is vital to our ability to attract, retain, reward, and motivate our key officers, employees, consultants and directors. This, in turn, helps us achieve our growth objectives and enhance stockholder value. Stockholder approval of the Plan Amendment will allow us to continue to provide these incentives. See “EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS.”

Therefore, our Compensation Committee and our Board have recommended and approved, and under this proposal you are being requested to approve, a Plan Amendment designed to provide additional shares for future grants, to enshrine some best practices in the plan and to address the rule changes.

A copy of the Plan Amendment is attached as Exhibit A to this Proxy Statement, and a conformed copy of the 2016 Plan, as amended by the Plan Amendment (the “Amended Plan”), is attached as Exhibit B to this Proxy Statement. You should read that text closely, since it (and not this summary) will govern the changes in our 2016 Plan.

The Plan Amendment makes the following substantive changes to the 2016 Plan:

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Replenishment of Available Shares. The Plan Amendment increases the maximum number of shares of our common stock for issuance under our 2016 Plan by 9,500,000 shares, which would bring the total number of shares of our common stock available for future awards under the Amended Plan to 11,330,440 shares (subject to adjustment as set forth in the Amended Plan). The Amended Plan will continue to count full value awards as two shares, so that this will allow us to grant approximately 5.7 million LTIPs.

•	Confirmation of Best Practices. The Plan Amendment makes explicit that:

◦	Shareholder approval is required for any exchange of “underwater” stock option or stock appreciation right awards for cash or other awards; and

◦	The full number of shares subject to stock appreciation rights are counted against the 2016 Plan’s share reserve.

•	Adjustments for Recent Rule Changes. In response to rule changes since the adoption of the 2016 Plan:

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The performance-based award provisions in the 2016 Plan would be adjusted to reflect the recent elimination of the “performance-based compensation” exception to Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), while retaining certain governance best practices; and

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The withholding provisions of the 2016 Plan would be adjusted to permit grantees to use shares of the Company’s common stock (including part of the grant involved) to satisfy tax withholding up to the highest marginal tax rate rather than the lowest tax rate.

Key Reasons Why You Should Vote to Approve the Plan Amendment

The Board recommends that you approve the Plan Amendment for the following reasons:

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Recruitment and Retention. The Plan Amendment will enable us to continue to attract, retain, motivate and reward our key officers, employees, consultants and directors consistent with market practice. The Plan Amendment will also enable us to continue our broad-based equity program for all employees, at all levels of the Company. We believe this approach has been very successful: in 2019, 470 out of our approximately 700 total employees were granted equity. The Company has found that retention for employees who received equity as part of their annual bonus is almost 30% higher than for employees who received cash-only bonuses.

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Alignment with Stockholder Interests and Pay-for-Performance. Equity and equity-linked awards serve to align the interests of our key officers, employees, consultants and directors with those of our Company and its stockholders, focus our key officers, employees, consultants and directors on driving stockholder value creation, and further link pay with performance.

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Competitive Advantage. We view equity and equity-linked awards as a crucial component of our compensation program, which enable us to remain competitive within our industry in attracting and retaining key talent, as equity-based compensation for executives is customary among public companies.

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Reasonable Share Reserve. When approved in 2016, our 2016 Plan authorized up to 8.4 million shares of our common stock for all awards. Over the past four years, we have granted approximately 3.3 million LTIP Units under the 2016 Plan (we have not made any other type of awards). However, because full value awards like LTIP Units count as two shares under the 2016 Plan, these grants reduced the available shares by 6.7 million share equivalents. As a result, without the Plan Amendment, we have less than 1 million LTIP Units available for future grants. Under the Amended Plan, we will have approximately 11.3 million shares of our common stock available for future equity grants, which translates into up to a maximum of approximately 5.7 million LTIP Units. We believe this is a reasonable share reserve that will enable us to attract, retain, motivate and reward our key officers, employees, consultants and directors.

To permit us to continue to make equity grants after 2020, our Board recommends that you approve Proposal 4.

Some Key Features of the Amended Plan

•	No Liberal Share Recycling. The Amended Plan does not contain liberal share recycling provisions, either for “full value” awards, options, or stock appreciation rights.

•	Three-Year Average Burn-Rate. During the last three years, we granted awards covering an average per year of approximately 0.5% of our outstanding common share equivalents.

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Estimated Plan Duration. Based on the dollar value of the issuances during the last three years and the current stock price, there would be enough shares under the Amended Plan to last approximately four annual performance cycles.

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CEO's Proportion of Performance-Conditioned Awards. All of the equity awards received by our CEO during the last three years were awarded based on achievement of goals disclosed in our proxy statements.

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No Repricing or Cash Buyout of Underwater Options. The Amended Plan does not permit the repricing, cash buyout, replacement or re-granting through cancellation, modification or exchange of underwater options without stockholder approval.

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No “Undermarket” Options or Stock Appreciation Rights. Options and stock appreciation rights must be granted with an exercise price that is not less than 100% of the fair market value of the shares of common stock underling the award on the date of grant.

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Appropriate Share Counting. “Full value” awards (such as restricted stock and deferred stock awards) are counted against the Amended Plan maximum share limit as two shares (rather than one), while options and stock appreciation rights are counted as one share. The full number of shares underlying each award are counted against the Amended Plan maximum share limit, including any shares applied to the purchase of shares and/or payment of taxes and the full number of shares underlying stock appreciation rights (rather than net shares issued).

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Individual Limits. No more than 2,000,000 shares underlying options and no more than 1,000,000 shares under “full value” awards may be granted to any one participant in any calendar year. No more than $500,000 in value of awards may be provided to any non-employee director in any calendar year.

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Clawback of Awards.  The Company will seek repayment or recovery, as appropriate, of any award paid to an executive officer of the Company (or to his or her spouse or beneficiary) to the extent overpaid as a result of financial results that must be restated and where the executive officer engaged in fraud or intentional misconduct related thereto.

•	Not Evergreen. Our Amended Plan is not “evergreen;” awards may not be made under it after 2026.

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Limited Transferability. Our Amended Plan generally prohibits the transfer of awards, and only allows the participant to exercise an award during his or her lifetime, although our Compensation Committee may allow certain transfers to family members or estate planning vehicles of which family members are the only partners or beneficiaries.

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No Increase to Shares Reserved for Issuance without Stockholder Approval. The Amended Plan prohibits any material amendments to the Amended Plan that increase the total number of shares of common stock that may be reserved for issuance thereunder without stockholder approval.

Stockholder Dilution Considerations

To protect stockholder interests from the potential dilutive impact of equity awards, we actively manage our equity plan resources as effectively as possible. During the last three years, we granted awards covering an average per year of approximately 0.5% of our outstanding common share equivalents, and we do not expect our future run rates to average significantly more than that amount.

We anticipate that the 11.3 million shares under the Amended Plan will give us flexibility to grant equity awards for approximately four performance cycles, accommodating anticipated grants relating to the hiring, retention and promotion of employees and for the compensation of non-employee directors and consultants. However, this is only an estimate. The total number of shares that are subject to award grants in any one year or from year-to-year may change based on any number of variables, including, without limitation, the value of our common stock (because higher stock prices generally require that fewer shares be issued to produce awards of a given grant date fair value, all else being equal), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, the extent to which vesting conditions applicable to equity-based awards are satisfied, the need to attract, retain and incentivize key talent, the type of awards we grant, and how we choose to balance total compensation between cash and equity-based awards.

The inclusion of this information in this Proxy Statement should not be regarded as an indication that the assumptions used to determine the number of shares will be predictive of actual future equity grants. These assumptions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics with respect to certain equity-based awards, the extent of option exercise activity, and others described in our Form 10-K for the year ended December 31, 2019.

Summary of the Amended Plan

The principal features of the Amended Plan are described below. However, this summary of the Amended Plan does not purport to be exhaustive and is expressly qualified in its entirety by reference to the conformed copy of the Amended Plan document, which is attached to this Proxy Statement as Exhibit B.

Administration. The Amended Plan is administered and interpreted by the Compensation Committee of our Board, which is comprised of three non-employee directors, each of whom meets the independence requirements imposed by the New York Stock Exchange and is a “non-employee director” within the meaning of applicable federal securities laws. Subject to the provisions of the Amended Plan, our Compensation Committee has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to determine the specific terms and conditions of each award, including the conditions for the vesting and exercisability of the award, and to accelerate the vesting or exercisability of any award.

Eligibility. All of our full-time and part-time officers, employees, directors and consultants are eligible to participate in the Amended Plan. All participants may receive all types of awards under the Amended Plan, except that incentive stock options may be granted only to employees (including executive officers and directors who are also employees). Our Compensation Committee determines which persons eligible to participate will receive awards and the terms of their individual awards.

On March 30, 2020, we had approximately 700 employees (including officers and directors who are also employees), seven non-employee directors and fewer than 20 consultants who would have been eligible to participate in the 2016 Plan. The actual number of persons who will receive awards from time to time cannot be determined in advance because our Compensation Committee has the discretion to select the award recipients.

Maximum Shares Reserved. The maximum number of shares of our common stock available for issuance under the Amended Plan in the future (as well as the number of incentive stock options) will be approximately 11.3 million. However, under the Amended Plan that translates into a limit of 5.7 million LTIP Units. Shares issued with respect to so called “full value” awards (such as LTIP Units, deferred stock awards, restricted stock awards and other stock-based awards) granted under the Amended Plan are counted against the Amended Plan’s maximum share limit as two shares for every one share actually issued in connection with the award. Shares issued with respect to options and stock appreciation rights will be counted as one share. For example, if 100 LTIP Units are granted under the Amended Plan, 200 shares will be counted against the Amended Plan’s maximum share limit for that award.

The following rules apply for counting shares against the maximum share limit under the Amended Plan:

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Shares of common stock underlying any awards that are forfeited, canceled or otherwise terminated (other than by exercise) are added back to the shares of common stock available for issuance under the Amended Plan on the same basis (either two-for-one or one-for-one) as such shares were charged against the maximum share limit upon grant.

•	Shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding are not available for future issuance under the Amended Plan.

•	Shares of common stock and stock equivalents repurchased with any cash proceeds from option exercises are not added back to the shares available for grant under the Amended Plan.

•	Upon exercise of stock appreciation rights, the gross number of shares exercised are deducted from the total number of shares remaining available for issuance under the Amended Plan.

Individual Annual Maximums. No participant may be granted options and stock appreciation rights under the Amended Plan during any calendar year relating to more than two million shares of stock. No grantee may be granted “full value” Performance-based Awards (such as deferred stock awards, restricted stock awards and other stock-based awards) during any calendar year relating to more than one million shares of stock.

If an award is canceled, the shares subject to the canceled award will continue to be counted against the maximum number of shares for which awards may be granted to the recipient of the award in the year of grant, and any replacement award granted to such participant also will count against such limit.

In addition to the above limits, in order to provide a meaningful and specific limit on the compensation that may be provided to non-employee directors under the Amended Plan, the maximum aggregate value of awards granted under the Amended Plan to any non-employee director in any one calendar year may not exceed $500,000, as determined for our financial accounting purposes as of the date of grant.

Terms of Awards. Our Compensation Committee determines the types of awards to be granted from among those provided under the Amended Plan and the terms of such awards, including the number of shares of our common stock or other securities underlying the awards; restrictions and vesting requirements, which may be time-based vesting or vesting upon satisfaction of performance goals and/or other conditions; the exercise price for options and stock appreciation rights, which may not be less than 100% of the fair market value of a share on the grant date; and, where applicable, the expiration date of awards, which for options and stock appreciation rights may not be more than 10 years after the grant date.

Types of Awards. Our Amended Plan provides our Compensation Committee with the authority to grant a variety of types of equity awards:

Incentive Stock Options or Non-Qualified Stock Options. Options entitle the participant to purchase shares of our common stock over time for an exercise price fixed on the date of the grant. The exercise price may not be less than 100% of the fair market value of our common stock on the date of the grant. The exercise price may be paid in cash, by the transfer of shares of our common stock meeting certain criteria, by the sale through a broker of a portion of the shares acquired upon exercise, by applying the value of a portion of the shares acquired upon exercise and issuing only the net balance of the shares, or by a combination of these methods. The participant has no rights as a stockholder with respect to any shares covered by the option until the option is exercised by the participant and shares are issued by us. Although we expect to grant only non-qualified stock options, our Amended Plan permits the grant of options that qualify as an “incentive stock option” under the Code.
Stock Appreciation Rights. Stock appreciation rights entitle the participant to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date either in cash or in the form of shares of our common stock. For cash-settled stock appreciation rights, the participant will have no rights as a stockholder. For stock-settled stock appreciation rights, the participant will have no rights as a stockholder with respect to any shares covered by the stock appreciation right until the award is exercised by the participant and we issue the shares. Stock appreciation rights may be granted either in tandem with stock options or independently. Stock appreciation rights granted in tandem with options may be exercised only during the time that the related options may be exercised, and the number of stock appreciation rights is decreased by the number of options exercised by the participant.
Restricted Stock and Deferred Stock Awards. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by our Compensation Committee. Deferred stock awards are stock units entitling the participant to receive shares of our common stock paid out on a deferred basis. Shares of restricted stock or deferred stock awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture. In either case, the vesting conditions may be based on continued employment (or other service) with us and our affiliates and/or achievement of performance goals. Unless otherwise provided in the applicable award agreement, a participant granted restricted stock will have the rights of a stockholder for the common stock subject to restrictions, including voting and dividend rights, but not the right to sell or transfer the shares. A participant granted a deferred stock award generally does not have stockholder rights until shares are issued, if at all.
Dividend Equivalent Rights. Dividend Equivalent Rights entitle the participant to receive credits for dividends that would be paid if the participant had held specified shares of our common stock. Dividend equivalent rights may not be granted on option shares or stock appreciation rights.
Other Stock-based Awards. Other stock-based awards permitted under our Amended Plan include awards that are valued in whole or in part by reference to shares of our common stock, including convertible preferred stock, convertible debentures and other convertible or exchangeable securities, partnership interests in a subsidiary or our operating partnership, awards valued by reference to book value, fair value or performance of a subsidiary, and any class of profits interest or limited liability company membership interest (including the LTIP Units described below).
LTIP Units. LTIP Units are a separate series of units of limited partnership interests in our operating partnership valued by reference to the value of our common stock. LTIP Unit awards, whether vested or unvested, entitle the participant to receive, currently or on a deferred or contingent basis, dividends or dividend equivalent payments with respect to the number of shares of our common stock underlying the LTIP Unit award or other distributions from our operating partnership. LTIP Unit awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture. LTIP Units are structured as “profits interests” for federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP Units to produce a tax deduction for us. As profits interests, LTIP Units initially will not have full parity with OP Units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP Units can achieve full parity with OP Units with respect to liquidating distributions. If full parity is achieved, LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into OP Units, which in turn are redeemable by the holder for shares of our common stock or for the cash value of such shares, at our election. Until full parity is reached, the value that a participant could realize for a given number of LTIP Units will be less than the value of an equal number of shares of our common stock and may be zero.

Performance-Based Awards. Vesting of awards under the Amended Plan may be made subject to the satisfaction of financial criteria or other performance measures. Prior to the enactment of the Tax Cuts and Jobs Act, performance conditions on awards to our CEO and certain of our other executive officers were established and administered in accordance with the requirements of Section 162(m) of the Code for awards intended to qualify as “performance-based compensation” that is not subject to the $1 million annual limitation under Section 162(m) of the Code on the income tax deductibility of compensation paid to certain executives. However, as described below under “FEDERAL TAX ASPECTS - TAX CONSEQUENCES TO THE COMPANY,” effective for tax years commencing after December 31, 2017, our ability to rely on this exception for new grants was eliminated. As a result, under current tax law, the Compensation Committee does not expect to grant performance-based awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. If our Compensation Committee were to grant performance-based awards, under the Amended Plan it can select any objective or subjective criteria for measurement of performance. Performance criteria may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group and may be measured at any organizational level specified by our Compensation Committee, including, but not limited to, the company, the Operating Partnership or a unit, division, group, or subsidiary of the company.

No Repricing. Without the prior approval of our stockholders, options and stock appreciation rights granted under the Amended Plan may not be amended to reduce the exercise price and may not be replaced or exchanged for an option or stock appreciation right having a lower exercise price, and “underwater” options and stock appreciation rights may not be canceled in exchange for cash or another award.

Transferability of Awards. Awards under the Amended Plan generally are not transferable by the participant other than by will or the laws of descent and distribution and are generally exercisable, during the participant’s lifetime, only by the participant. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the participant or the participant’s estate or legal representative or guardian. Our Compensation Committee has discretion, however, to permit the transfer of awards other than incentive stock options to a participant’s immediate family members or to trusts or partnerships for their benefit.

Adjustments and Substitute Awards. The aggregate and individual share limits and the number and kind of shares available under the Amended Plan, and the shares subject to any outstanding awards, as well as the exercise or purchase prices of such awards, are subject to adjustment in the event of certain reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in our capital stock or the number or kind of shares outstanding.

In the event we acquire another entity, the Amended Plan provides for the issuance of substitute equity awards for existing equity compensation of the acquired company, which do not count against the Amended Plan aggregate share limit.

Corporate Transactions. If the company is dissolved or liquidated, or undergoes a change in control, which includes certain corporate transactions such as a merger, reorganization or consolidation resulting in a change in majority ownership, a sale of substantially all of our assets, or a sale of more than 50% of our stock, then all awards granted under the Amended Plan will accelerate unless provision is made for the assumption, substitution or other continuation of outstanding awards or the grantee experiences a termination of his or her employment (or other service relationship) with the Company within one year of the change in control.

Clawback of Awards. Awards granted to an executive officer of the Company or to his or her spouse or beneficiary under the Amended Plan will be subject to recovery or clawback if the Compensation Committee later determines that financial results used to determine the amount of that award must be materially restated and that the executive officer engaged in fraud or intentional misconduct related thereto. In addition, the Compensation Committee may provide that any award, including any shares subject to or issued under an award, is subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time.

Amendment and Termination. The Board may amend or terminate the Amended Plan at any time, provided that any such amendment or termination may not adversely affect any awards then outstanding without the participant’s consent. Material amendments of the Amended Plan will be subject to stockholder approval, including amendments for which stockholder approval is required by applicable laws, regulations or stock exchange rules. Unless terminated earlier by the Board, no grants will be made under the Amended Plan after June 1, 2026.

Federal Tax Aspects
The following is a general discussion of certain U.S. federal income tax consequences relating to certain of the awards that may be issued under the Amended Plan, based on U.S. federal income tax laws in effect on the date of this Proxy Statement. This discussion is general in nature only, and is not intended to be specific income tax advice on which we or any participant will rely. This summary does not describe all of the possible federal income tax consequences that could result from the acquisition, holding, exercise or disposition of any award or of any shares of common stock received pursuant to any award granted under the Amended Plan, and it does not describe any state, local or foreign tax consequences or any gift, estate or excise tax consequences.
Tax Consequences to Participants.
Incentive Stock Options. A participant will not recognize income upon the grant of an option intended to be an incentive stock option. Furthermore, a participant will not recognize ordinary income upon the exercise of an incentive stock option if he or she satisfies certain employment and holding period requirements, although the exercise may be subject to alternative minimum tax. To satisfy the employment requirement, a participant must exercise the option not later than three (3) months after he or she ceases to be our employee (one (1) year if he or she is disabled). To satisfy the holding period requirement, a participant must hold the shares acquired upon exercise of the incentive stock option for more than two (2) years from the grant of the option and more than one (1) year after the shares are transferred to him or her. If these requirements are satisfied, a participant will be taxed on the difference between his or her basis in the shares and the net proceeds of the sale at capital gain rates on the sale of the shares.
If the employment requirement is not met, the option will be taxed as a non-qualified stock option at time of exercise. If a participant disposes of shares of our common stock acquired upon the exercise of an incentive stock option without satisfying the holding period requirement, that participant generally will recognize ordinary income as of the date of disposition equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the selling price and the exercise price.
Non-Qualified Stock Options. In general, a participant will not recognize income at the time an option is granted. At the time of exercise of the option, the participant will recognize ordinary income if the shares are not subject to a substantial risk of forfeiture (as defined in Section 83 of the Code). The amount of such income will be equal to the difference between the option exercise price and the fair market value of the shares of our common stock on the date of exercise. At the time of the sale of the shares of our common stock acquired pursuant to the exercise of an option, appreciation in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain, and depreciation in value will be treated as short-term or long-term capital loss, depending on how long the shares have been held. Long-term capital gains may be eligible for reduced rates if the participant has satisfied applicable holding period requirements.
Stock Appreciation Rights. In general, a participant will not recognize income at the time a stock appreciation right is granted. Upon exercise of the right, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares on the exercise date over the exercise price, whether such amount is payable in cash or in shares of common stock. If the participant receives such excess value in common stock, any additional gain or any loss recognized upon later disposition of any shares received on exercise will be capital gain or loss.
Restricted Stock and Deferred Stock Awards. The federal income tax consequences of restricted stock and deferred stock awards will depend upon the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if restricted stock is granted subject to a “substantial risk of forfeiture” (for example, conditioned upon the future performance of substantial services by the participant) and is nontransferable, the participant will not have taxable income upon the grant of restricted stock. Instead, at the time the participant holds stock or other property free of any substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income equal to the fair market value (on that date) of the shares or other property less any amount paid. Alternatively, the participant may elect under Section 83(b) of the Code to include as ordinary income in the year of grant of restricted stock, an amount equal to the fair market value (on the grant date) of the restricted stock less any amount paid. In general, a participant will not recognize taxable income from a deferred stock award until the participant receives shares of common stock or other property pursuant to the deferred stock award, free of any substantial risk of forfeiture.

Tax Withholding. Ordinary income recognized on exercise of non-qualified stock options and stock appreciation rights and on vesting of restricted stock and payment of deferred stock awards is subject to income and employment tax wage withholding, unless the participant is a non-employee director or consultant. Our Compensation Committee may allow a participant to satisfy his or her tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by payment in cash, withholding from the participant’s other compensation, electing to have shares withheld, and/or delivering to us already-owned shares of our common stock.
Section 409A. A participant receiving an award that is subject to, but fails to comply with, the deferred compensation requirements of Section 409A of the Code (“Section 409A”) may be subject to a penalty tax of 20% of the income from such award plus interest charges, in addition to ordinary income tax. Failure to comply with Section 409A also may result in an acceleration of the timing of income taxation of such awards. Awards granted under the Amended Plan are intended to be exempt from or to comply with the rules of Section 409A.
Tax Consequences to the Company.
To the extent that a participant recognizes ordinary income as described above, we will generally be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.
Section 162(m) Limitation. Section 162(m) of the Code and the regulations thereunder contain special rules regarding the federal income tax deductibility of compensation paid to our CEO and to certain of our other executive officers. The general rule is that compensation paid to any of these specified executives is deductible only to the extent that it does not exceed $1 million in any tax year. Prior to the enactment of the Tax Cuts and Jobs Act, certain compensation was exempt from this $1 million limitation on deductibility if such compensation qualified as “performance-based compensation.” However, effective for tax years commencing after December 31, 2017, the performance-based compensation exemption was eliminated and the limitation on deductibility was expanded to include all named executive officers. As a result, the Company’s tax deductions for grants under the Amended Plan may be limited or eliminated as a result of the application of Section 162(m) of the Code. Our LTIP Units are structured as “profits interests” for federal income tax purposes, so that we do not expect the grant, vesting or conversion of LTIP Units to produce a tax deduction for us, without regard to any application of Section 162(m) of the Code. As one of the factors in its decisions regarding grants under, and the administration of, the 2016 Plan, the Compensation Committee will continue to consider the anticipated effect of Section 162(m) of the Code.

Plan Benefits

The table below sets forth information concerning the expected annual aggregate grant date face value of equity-based awards under the Amended Plan for certain persons. No values are listed for our named executed officers since their awards are expected to continue to be contingent on performance, and are therefore not determinable at this time. The expected values for our non-employee directors are based on the annual equity retainers pursuant to our director compensation program as currently in effect and current board committee assignments.

2019 Named Executive Officers and Current Positions	Number of LTIP Units(1)	Dollar Value(2)

Dan A. Emmett, Chairman of the Board	—	$—
Jordan L. Kaplan, President and CEO	—	—
Kenneth M. Panzer, COO	—	—
Kevin A. Crummy, CIO	—	—
Peter D. Seymour, CFO	—	—
All current executive officers as a group	—	$—

Current non-executive officer directors
Christopher H. Anderson	—	$220,000
Leslie E. Bider	—	235,000
Dr. David T. Feinberg	—	220,000
Virginia A. McFerran	—	235,000
Thomas E. O’Hern	—	242,500
William E. Simon, Jr.	—	220,000
Johnese. M. Spisso	—	220,000
Current non-executive officer directors as a group	—	$1,592,500

Non-executive officer employees as a group	—	$—

____________________________________________
(1) The number of LTIP Units expected to be granted cannot be determined at this time, as they will be calculated by dividing the face value listed by the closing price of our common stock on the grant date.
(2) Represents the face value, and not the fair value, of the expected grants.

History of Grants Under the 2016 Plan

The following table shows the number of shares of our common stock or units of our operating partnership subject to vested, unvested and exercised equity awards granted or earned under the 2016 Plan during the four years since its inception through March 30, 2020, but does not include shares or units underlying awards that were granted but were subsequently canceled or expired unexercised.

2019 Named Executive Officers and Current Positions	Number of LTIP Units

Dan A. Emmett, Chairman of the Board	12,513
Jordan L. Kaplan, President and CEO	1,093,118
Kenneth M. Panzer, COO	1,093,118
Kevin A. Crummy, CIO	205,136
Peter D. Seymour, CFO	95,766
All current executive officers as a group	2,499,651

Current non-executive officer directors
Nominees for election as director
Christopher H. Anderson	20,005
Leslie E. Bider	21,507
Dr. David T. Feinberg	26,074
Virginia A. McFerran	20,463
Thomas E. O’Hern	22,258
William E. Simon, Jr.	21,164
Johnese. M. Spisso	6,698
Associates of any such directors, executive officers or nominees	—
Other persons who received or are to receive 5% of such LTIP Units	—

All non-executive officer employees as a group	138,169

Market Value of Underlying Securities

Our common stock underlies all of the options, LTIP Units and other rights to be awarded under the Amended Plan. The market value of our common stock at the close of trading on March 30, 2020 was $30.26 per share.

Required Vote

Proposal 4 requires the affirmative vote of a majority of the votes cast on the proposal. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions will not have any effect on the outcome of this proposal. In the event the stockholders do not approve this proposal, the amendment to our 2016 Plan will not be effective, and our 2016 Plan will continue as currently in force.

Board Recommendation:
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENTS TO OUR 2016 OMNIBUS STOCK INCENTIVE PLAN.

CORPORATE GOVERNANCE

Corporate Governance Guidelines
Our Corporate Governance Guidelines, which are available at www.douglasemmett.com/governance, were adopted by our Board to assist in the exercise of its responsibilities. The guidelines describe such matters as the role of directors, the selection of new directors, Board membership criteria, independence requirements, self-evaluation by our Board and procedural matters of the Board and its committees. In accordance with our guidelines, our Board annually reviews management's long-range planning for executive development and succession.
Our Corporate Governance Guidelines provide that an independent director may not serve on the Board for more than twelve years unless that limit is waived by our Nominating and Corporate Governance Committee. As of the Record Date, Messrs. O'Hern and Bider had served for more than thirteen years and, based on the recommendations of our Nominating and Corporate Governance Committee, our Board issued waivers for both of them because it believed their service to our Board continues to benefit our business. The average tenure of our non-employee board members is only about eight years.
Our Corporate Governance Guidelines provide that no director having attained the age of seventy-five may serve on the Board unless that limit is waived by the Board. As of the Record Date, Messrs. Emmett and Anderson exceeded the retirement age of seventy-five and, based on the recommendations of our Nominating and Corporate Governance Committee, our Board issued waivers for both of them because it believed their service to our Board continues to benefit our business.

Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics, which is available at www.douglasemmett.com/governance, is applicable to our directors, officers and employees, and embodies our principles and practices relating to the ethical conduct of our business, and our commitment to honesty, fair dealing and compliance with laws. If we make any amendments to our code other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our code to our CEO, CFO or Principal Accounting Officer, we will disclose the nature of any such amendments or waivers, the effective date and to whom it applies, on our website or in a report on Form 8-K filed with the SEC.
Stockholder Power to Amend Bylaws
Our bylaws permit stockholders, as well as the Board, to amend the bylaws (other than the procedures for the indemnification of our directors and officers or the procedures for the amendment of the bylaws). Stockholders holding a majority of the outstanding shares can approve any such bylaw amendment submitted by the Board or by a group of up to twenty stockholders who have owned at least three percent of the outstanding shares for at least three years.
Equity Ownership Guidelines
Our Board has adopted a policy to encourage our executive officers and directors to reach target equity ownership levels (through a combination of common stock, OP Units, and/or LTIP Units) within five years of them becoming subject to the policy, equal to the lesser of a multiple (based on fair market value of the equity at each year-end) of annual salary/retainer at the previous year-end or a fixed share amount, as follows:

Title	Share Equivalents	Multiple of Salary/Retainer

CEO	200,000	4x
Other executive officers	50,000	3x
Directors	10,000	3x

Our directors and executive officers are restricted from selling or transferring equity compensation for a minimum of two years and as many as seven years after grant. As of March 30, 2020, each of our directors and executive officers owned at least 29,589 share equivalents, except for Ms. Spisso, who recently joined our Board in September 2019 and owned 6,698 share equivalents. Accordingly, all of our executive officers and directors were in compliance with the Board's policy. As of March 30, 2020, our directors and executive officers owned an aggregate 34 million share equivalents with a market value of $1.0 billion based on the closing price of our stock on March 30, 2020.
Director Independence
Our Board annually reviews and determines the independence of each director and nominee for election as a director in accordance with our Corporate Governance Guidelines, which incorporates all elements of the New York Stock Exchange (“NYSE”)

independence rules. To assist in its determination concerning the independence of directors or nominees, we provide our Board with information about all known relationships and transactions between that director and nominee and us, whether material or not. The Board then determines which of those relationships and transactions merit consideration by it in the independence determination, and which, such as known employment or tenant relationships that are clearly below the applicable disclosure thresholds, do not rise to that level. Relationships and transactions which the Board believed merited such consideration are included in the section entitled “Transactions with Related Persons.” Our Board determined that all of our non-employee board members are independent in accordance with our Corporate Governance Guidelines and the NYSE independence rules.
Board Leadership Structure
Our Board currently separates the Board Chairman and CEO roles. In addition, under our Corporate Governance Guidelines the chairperson of our Nominating and Corporate Governance Committee acts as our lead independent director, responsible for matters such as presiding over our independent director meetings. Our Board believes that this structure combines accountability with effective oversight. This structure also gives us the continued benefits of the experience and knowledge of our Chairman, who has been overseeing our operations and those of our predecessors for over 40 years and is one of our largest equity owners. It also provides a single independent director with responsibility for coordinating the actions of our independent directors.
Board Role in Risk Oversight
Our Board is actively involved in overseeing our risk management through our Audit Committee. Under its charter, our Audit Committee is responsible for discussing guidelines and policies governing the process by which our executive officers and our relevant departments assess and manage our exposure to risk, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Board oversees an annual review of the potential impact of risks to our operations and financial health, while our Audit Committee oversee a similar assessment of potential fraud risks. Although our separation of the Chairman and CEO roles could potentially improve risk oversight function by our Board, this was not a significant issue in determining our Board's leadership structure.
Our Compensation Committee, with input from our management, assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In considering our employee compensation policies and practices, our Compensation Committee reviews our compensation policies and practices and considers the relationship between risk management policies and practices, corporate strategy and compensation. We do not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.
Stockholder and Interested Party Communications
Communications to our Board, any of its committees, or the chairperson of our Nominating and Corporate Governance Committee (who presides over the quarterly executive sessions of our independent directors) may be addressed to Corporate Secretary, Douglas Emmett, Inc., 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401, marked to the attention of the appropriate recipient. Copies of all communications so addressed will be promptly forwarded to the chairperson of the committee involved or, in the case of communications addressed to our Board as a whole, to the chairperson of our Nominating and Corporate Governance Committee. All concerns regarding accounting, internal accounting controls, auditing and other related matters should be addressed to the Audit Committee. All concerns for the attention of our independent directors should be addressed to the chairperson of our Nominating and Corporate Governance Committee.
Annual Meeting Attendance
We expect that our Board members will attend our annual meetings of stockholders in the absence of a showing of good cause. All of our Board members attended our 2019 annual meeting of stockholders.
Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies
The Company’s insider trading policy prohibits our Board members, officers and employees from (i) engaging in short sales (sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock) with respect to our securities; (ii) purchasing or pledging our stock on margin (subject to limited exceptions in our Chief Financial Officer’s determination); or (iii) entering into any derivative or similar transactions with respect to our securities or (iv) directly or indirectly participating in transactions involving trading activities that by their nature are aggressive or speculative or may give rise to an appearance of impropriety.   Examples of prohibited derivative transactions include, but are not limited to, purchases or sales of puts and calls (whether written or purchased or sold), options (whether “covered” or not), forward contracts, including but not limited to prepaid variable forward contracts, put and call “collars” (“European” or “American”), “equity” or “performance” swap or exchange agreements or any similar agreements or arrangements however denominated in our securities.

BOARD MEETINGS AND COMMITTEES

During 2019, our Board met four times and acted by written consent four times. Our Board has three separately designated standing committees: our Nominating and Corporate Governance Committee, our Audit Committee and our Compensation Committee. Each member of these standing committees has been determined to meet the standards for “director independence” under the rules and regulations of the SEC and the NYSE. Our Board committees have adopted charters, which are available on our website at www.douglasemmett.com/charters. Our directors attended all of our Board meetings during 2019 and, with the exception of two absences, all of the meetings of the respective committees on which they served.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee members are Virginia A. McFerran, Chairperson, Johnese M. Spisso, and Christopher H. Anderson. In addition to any other duties or responsibilities as may be assigned by the Board, our Nominating and Corporate Governance Committee is responsible for (i) reviewing the size and composition of our Board; (ii) evaluating and recommending candidates for director; (iii) reviewing the frequency and structure of meetings and procedures of our Board; (iv) reviewing the size, composition and functioning of our Board committees; (v) reviewing our corporate governance guidelines; (vi) reviewing director compensation levels and practices; (vii) overseeing our Board's self-evaluation process; and (viii) considering any other corporate governance issues that may arise. Under our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee chairperson also chairs the executive sessions of our independent directors. Our Nominating and Corporate Governance Committee met twice during 2019, and acted twice by written consent.
Our Nominating and Corporate Governance Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required for members on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be re-nominated, our Nominating and Corporate Governance Committee recommends to our Board whether those individuals should be re-nominated.
On at least an annual basis, our Nominating and Corporate Governance Committee reviews with our Board whether it believes our Board would benefit from adding any new member(s), and if so, the appropriate skills and characteristics required for any new member(s). If our Board determines that a new member would be beneficial, our Nominating and Corporate Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by stockholders), are reviewed under the same process. Our Nominating and Corporate Governance Committee (or its chairperson) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Nominating and Corporate Governance Committee members, other members of our Board and our executive officers. Upon completion of these interviews and other due diligence, our Nominating and Corporate Governance Committee may recommend to our Board the election or nomination of a candidate.
Board nominees must demonstrate an ability to make meaningful contributions to the oversight of our business and affairs, and must also have a reputation for honesty and ethical conduct in their personal and professional activities. Our Nominating and Corporate Governance Committee also believes that our directors should share qualities such as objectivity, experience and strong communication and analytical skills. Our Nominating and Corporate Governance Committee may also consider additional factors, including a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments (such as service on other public company boards or on other governing boards), potential conflicts of interest, material relationships with us and independence from our management. Pursuant to our Corporate Governance Guidelines, our Board and our Nominating and Corporate Governance Committee seek to have our Board consist of members representing a diverse and complementary mix of skills, experience and backgrounds. In considering candidates for our Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials.
We have typically found candidates for independent Board members through recommendations from directors or others associated with us. We may in the future also use the help of executive search firms (which receive a fee for their services). In any given search, our Nominating and Corporate Governance Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. However, during any search, our Nominating and Corporate Governance Committee reserves the right to modify its stated search criteria. Our stockholders may recommend candidates by sending the candidate's name and resume to our Nominating and Corporate Governance Committee under the provisions set forth above for communication with our Board. No such suggestions from our stockholders were received in time for our Annual Meeting.

We require specific approval by our Nominating and Corporate Governance Committee of service by any of our directors on more than three public company boards (including service on our Board), or on more than two other public company audit committees if such director also serves on our Audit Committee. Our Corporate Governance Guidelines limits service of independent directors on our Board to twelve years, unless that limit is waived by our Nominating and Corporate Governance Committee. Finally, our policy requires our directors to submit a letter of resignation upon a material change in their current employment status or job responsibilities, which our Nominating and Corporate Governance Committee may accept or reject in its sole discretion.
Audit Committee
Our Audit Committee members are Thomas E. O'Hern, Chairperson, Leslie E. Bider, and William E. Simon, Jr. The principal functions of our Audit Committee include (i) approving the appointment, compensation and retention of, and overseeing the work of, our independent auditors; (ii) reviewing our financial statements, earnings releases and internal controls over financial reporting, including the impact of any material risks, legal matters, regulatory and accounting initiatives, accounting principles and financial statement presentations and off-balance sheet structures; (iii) reviewing and granting waivers under our policies relating to conflicts of interest and our Code of Business Conduct and Ethics; and (iv) establishing procedures with respect to reports of questionable accounting or auditing matters, or illegal, unethical or other questionable conduct or conflicts of interest. Our Audit Committee must approve any decision to hire any person who served as a senior member of the audit team of our independent auditors during the prior two years. As required in our Audit Committee Charter, our Board has determined that each member of our Audit Committee is “independent,” as defined under the rules and regulations of the SEC and the NYSE, and that Thomas E. O'Hern, Chairman of our Audit Committee, is an “audit committee financial expert” as defined under the rules of the SEC. Our Audit Committee met four times during 2019, and acted four times by written consent.
Compensation Committee
Our Compensation Committee members are Leslie E. Bider, Chairperson, Dr. David T. Feinberg, and William E. Simon, Jr. The principal functions of our Compensation Committee include (i) evaluating the performance of our CEO and COO, and determining their compensation, including salary, bonus, incentive and equity compensation, perquisites and personal and other benefits; (ii) reviewing the performance, compensation, perquisites or other personal benefits of our other executive officers; (iii) reviewing our executive compensation plans, general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans; (iv) approving equity grants; (v) approving any employment, change in control, severance or termination agreement or arrangement to be made with any executive officer; and (vi) overseeing our policies relating to the compensation of, and other matters relating to, our employees generally. Our Compensation Committee has the authority to delegate to its subcommittees such power and authority as it deems appropriate to the extent consistent with laws, regulations or listing standards, but has not done so. Our Compensation Committee met twice during 2019, and acted twice by written consent.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Leslie E. Bider, Chairperson
William E. Simon, Jr.
Dr. David T. Feinberg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is or was one of our officers or employees, or is related to any other member of our Compensation Committee or any member of our Board, or any of our executive officers by blood, marriage or adoption, or had any other relationships requiring disclosure under SEC rules. None of our executive officers has served on the board of directors or on the compensation committee of any other entity that had an officer who served on our Board or our Compensation Committee.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Name	Age(1)	Title

Dan A. Emmett(2)	80	Chairman of the Board of Directors
Jordan L. Kaplan(2)	58	President and CEO
Kenneth M. Panzer(2)	59	COO
Kevin A. Crummy(3)	54	CIO
Peter D. Seymour(4)	51	CFO
___________________________________________________

(1)	Age as of the Record Date.

(2)	Biographical information regarding Messrs. Emmett, Kaplan and Panzer is set forth above under “Election of Directors (Proposal 1) - Information Concerning Current Directors and Nominees”.

(3)
Kevin A. Crummy. Kevin A. Crummy is our CIO. Prior to joining us in 2014, Mr. Crummy spent 20 years at Eastdil Secured, a real estate investment banking company which provided brokerage services to us. Mr. Crummy was a Managing Director responsible for sales and recapitalizations in Los Angeles, Hawaii and other major West Coast markets, and also led the Eastdil Secured team that sourced Asian based capital for real estate transactions in the United States and Europe. Mr. Crummy holds a Bachelor of Business Administration and a Master of Science in Real Estate and Urban Land Economics from the University of Wisconsin School of Business.

(4)
Peter D. Seymour. Peter D. Seymour was appointed CFO on February 28, 2019. Prior to joining us in 2017 as our Chief Strategic Officer, Mr. Seymour spent 20 years at The Walt Disney Company, where he had served as Executive Vice President and CFO of the Disney-ABC Television Group.  Mr. Seymour holds a Bachelor of Arts degree from Stanford University and an M.B.A. from Stanford Graduate School of Business.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction
Our Compensation Committee, comprised entirely of independent directors as defined by the SEC and the NYSE, is responsible for overseeing our compensation and employee benefit plans and practices, incentive compensation, and equity-based plans, including compensation for our named executive officers. This section describes our executive compensation philosophy, the material elements of our executive compensation program, the compensation decisions made under the program, and the factors considered in making those decisions, in each case with respect to our named executive officers. For 2019 our named executive officers were:

•	Dan A. Emmett - Chairman of the Board

•	Jordan L. Kaplan - President and CEO

•	Kenneth M. Panzer - COO

•	Kevin A. Crummy - CIO

•	Peter D. Seymour - CFO

•	Mona Gisler - Former CFO

What We Pay and Why: Components of Named Executive Officer Compensation
The principal components of compensation for our named executive officers in 2019 were:

Compensation Element	Primary Objective	Key Feature
Base Salary	To provide a regular source of income at market comparable rates so executives can focus on day-to-day responsibilities. To recognize ongoing performance of job responsibilities.	Competitive pay, taking into account job scope, position, knowledge, tenure, skills and experience. Salaries for our CEO & COO have not increased since 2008.
Long-Term Incentives
To emphasize long-term performance objectives, recognizing that our capital investments in acquisitions and development take multiple years to reach full stabilized performance.

To encourage creation of long-term stock value and further align the interest of our executives with stockholder interests.

To retain key executives through the performance and vesting periods.

For 2019, 89% of our CEO and COO's total compensation was paid in long-term restricted equity based on their performance during the year as well as total shareholder return across both short and long term periods.

100% of the equity grants are "at risk" and subject to a future stock performance hurdle.

100% of the equity grants are restricted from transfer for a minimum of four and up to seven years after grant.

Perquisites	To use minimal perquisites to help executives focus on company responsibilities.	Our perquisites are lower than the average for our benchmark group, consisting only of car allowances and minor use of executive assistants for personal matters.

Our Executive Compensation Philosophy
Our Compensation Committee designs our compensation programs to reflect the following principles:

•
We Pay for Performance: We believe in compensating our named executive officers based on their performance (“pay for performance”). We tie our management's compensation directly and substantially to both our assessment of their performance in the year of grant, as well as to the future performance of our stock. Thus, approximately 89% of our CEO's and COO's total annual compensation in 2019, and approximately 60% of our other named executive officers' compensation in 2019, was in the form of contingent restricted equity, the amount of which was based on our Compensation Committee's evaluation of their performance during 2019. The restricted equity grants are subject to a future stock performance hurdle, and are restricted from transfer for a minimum of four and up to seven years after grant. In this year's proxy, we have added transparency to the methodology used by the Committee in determining 2019 performance and associated compensation.

•
We Reward Long Term Value Creation: We manage our business with a focus on long-term value creation. Our acquisitions and development projects typically take many years to complete and stabilize. For example, we started working on entitlements for our Landmark II apartment development in Brentwood in 2012, started construction in 2018, and currently expect to start renting delivered units in 2022. Building and maintaining our unique operating platform also depends on long-term investments. We believe that our named executive officers' compensation should align incentive compensation opportunities with the Company's corporate strategies, business objectives and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk-taking. Accordingly, we look at performance not only for the latest year and on a year-over-year basis, but also with a view to managing compensation to appropriately compensate, incentivize and retain our executives for long term achievements.

•
We Avoid Mechanical Formulas: Our strategy of creating long-term value for investors differs from that of many of our competitors in the office REIT segment and informs our approach to assessing performance. We do not rely on a strict formulaic framework for measuring performance against our annual goals to determine compensation in a particular year. Rather than relying on a purely quantitative "actual versus short-term target" framework," our Compensation Committee combines a balanced quantitative and qualitative assessment against pre-established short and longer-term goals because this approach allows it to:

◦	Evaluate management’s performance annually while taking into account long-term value creation;

◦	Avoid situations where management focuses on the selected metrics to the detriment of real performance or where a mechanical formula produces anomalous results;

◦	Take into account management's success in addressing business conditions and unforeseen developments during the year that impact actual performance against the original goals;

◦	Factor in its analysis of the level of risk incurred against the actual and potential benefits gained; and

◦	Properly emphasize quantitative results while also considering qualitative factors.

•
We Pay Almost all Compensation in Restricted Equity: We pay most of our executives' compensation in the form of long-term restricted equity (LTIP) awards (100% of 2019 incentive compensation for our CEO and COO - representing 89% of their total annual compensation, and 93% for our other named executive officers - representing 60% of their total annual compensation). All of the equity grants we made in 2019 were performance based, with the amount granted reflecting our Compensation Committee's evaluation of the grantee's performance during 2019. Our Compensation Committee believes that equity should generally be granted at the end of the performance period after evaluating actual performance rather than at the beginning of the measurement period where a failure to perform might require forfeiture. In addition, even though these annual equity grants are compensation for the year that has just ended, as described below all of the equity grants are subject to further future performance hurdles, vesting periods, and significant restrictions on transfer designed to align executives' incentives with shareholder focus on long-term value creation.

•
We Provide Competitive Compensation: We believe we must design our pay to enable us to attract and retain talented and experienced executives. To do this, we “benchmark” our CEO and COO's compensation by regularly reviewing industry trends and level of compensation of our competitors, including our Benchmark Group, and use this information to assist us in determining the appropriate amounts, types and mix of compensation for our CEO and COO while taking into account our unique management strategy and the skill set required to implement that strategy. Throughout this Proxy Statement, we refer to this practice as “benchmarking.”

•
We Discourage Excessive Risk: We seek to structure compensation to discourage excessive risk-taking and to encourage ethical and social responsibility. The inclusion of benchmarking and multiple goals, and exclusion of a mechanical formula, reduces the possibility that a formula produces uncapped excessive compensation, and allows our Compensation Committee to factor into its compensation decisions its analysis of the risks taken to achieve the results. By awarding restricted equity (LTIP Units), rather than options or outperformance plans, we reduce the potential that outsized rewards and limited downside will induce excessive risk taking.

•	We Follow Compensation Best Practices: We strive to implement best practice compensation and governance-related policies to encourage ethical and social responsibility:

◦	Clawback Policy. We have a “clawback” policy under which we can recoup incentive compensation paid on the basis of financial results that are subsequently restated.

◦
Pledges Restricted. We discourage pledges of our securities by our management, allowing them only if our Audit Committee determines on a case-by-case basis that the loan can be repaid without resort to the pledged securities.

◦	Hedging Prohibited. We do not permit hedging of our securities by our management.

◦	Equity Contingent on Continued Employment. All of our equity grants vest over three or more years.

◦	Significant Holding Requirements for Equity Grants. We restrict our executive officers from transferring their equity awards for a minimum of four years, and up to seven years, after grant.

◦
Robust Stock Ownership Guidelines. As of March 30, 2020, our directors and executive officers owned approximately 17% of our outstanding share equivalents (common stock, OP Units and LTIP Units), with a market value of $1.0 billion.

◦	No Single Triggers on Change of Control. We do not have any single trigger change of control provisions.

◦	No Evergreen Contracts. None of our executives has an evergreen employment contract.

◦	No Tax Gross Ups. None of our executives has any tax gross-ups with respect to payments made in connection with a change of control.

◦
No Guaranteed Incentives or Salary Increases. The vast majority of total compensation (89% in 2019) is variable pay (i.e., not guaranteed) and salaries comprise a small portion of our CEO's and other named executive officers' total compensation opportunity.

◦	Low Perquisites. We minimize perquisites and other benefits, with the amounts for our CEO and other named executive officers' well below the average of our Benchmark Group.

◦	Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant to assist it in its analysis. See "Role of Compensation Consultants" further below,

◦	No Stock Option Repricing. We do not allow repricing of stock options.

Stockholder Engagement
We value and solicit input from our stockholders regarding our executive compensation program. We hold a non-binding advisory vote every year to approve the compensation of our executive officers, which is commonly referred to as a “Say-on-Pay” vote.

At our 2019 annual meeting of stockholders, over two-thirds of stockholders supported our 2018 executive compensation. We note that ISS recommended a vote “against” our 2018 executive compensation, primarily citing a lower 2018 TSR as well as concerns with the discretionary nature of our incentive compensation program. Our stock recovered strongly in 2019 and our TSR has outperformed our Benchmark Group, the MSCI US REIT Index (RMS), and the SNL U.S. Office REIT Index for the 1, 3 and 5 year periods ending December 31, 2019. As discussed above, our Compensation Committee does not rely on mechanical formulas to measure success in order to avoid situations where management focuses on selected metrics to the detriment of real performance or where a formula produces anomalous results.

Since that meeting, we have reached out to approximately 85% of our stockholders, and have had direct discussions on our compensation approach with stockholders who own approximately 65% of our common stock, including 12 of our 15 largest holders. The Chair of our Compensation Committee personally led engagement meetings with stockholders who collectively own more than 46% of our common stock, including 8 of our top 10 holders.

In those meetings, we solicited input on our named executive officer compensation, as well as other matters including corporate governance, market conditions and corporate strategy. We heard, and we have implemented, some suggestions for improvement from our stockholders:

Topic	What we heard	What we have done
Overall Compensation Approach	Substantially all of our stockholders indicated that they understand and support our decision to avoid reliance on mechanical formulas which can distract management and produce anomalous results.	Given this support, we will continue our current approach to balance both quantitative and qualitative assessments of performance.
Provide More Detailed Reporting	Many of our stockholders encouraged us to provide more detail in reporting the basis for our Compensation Committee's decision.	In this and future proxies, we intend to add to our disclosure:
• the weight given by our Compensation Committee to each of the goal categories; and
• our Compensation Committee's rating for each of the individual operating goals, the composite performance rating for each of the goal categories and for overall performance.
Make the Importance of TSR Explicit	Although they recognized that our Compensation Committee has considered our relative and absolute TSR in their determinations for years, many of our stockholders encouraged us to make this explicit.	We have added TSR as a stated category to be reviewed by our Compensation Committee.
Reduce or hold flat executive compensation when warranted	Some of our stockholders told us that they want to confirm that our compensation structure empowers our Compensation Committee to reduce or hold flat executive compensation when warranted.
In almost half the years since our IPO, our Compensation Committee either reduced (3 years) or held CEO compensation flat (3 years), despite our TSR substantially outperforming our Benchmark Group.

Our Compensation Committee expressly reiterated its responsibility to continue to reduce or hold flat executive compensation when warranted.

Environmental, Social & Governance (ESG)
Although they recognized that our Compensation Committee has considered our sustainability goals in their determinations for years, many of our stockholders encouraged us to expand the scope to include social and governance and place more overall emphasis on our ESG goals.
We have added ESG as a stated category to be reviewed by our Compensation Committee.

We intend to continue to solicit and consider the views of our stockholders both through annual Say-on-Pay votes and through direct communication.

Design Features Of The Executive Compensation Program
We believe that our executive compensation program strikes an appropriate balance between attracting and retaining executives with the expertise and talent required to execute on our unique highly concentrated portfolio and linking compensation with the performance of the Company.

CEO and COO
The discussion that follows describes in detail the 2019 compensation of our CEO and COO. We use similar principles to set the compensation of our other named executive officers. For a discussion of the 2019 compensation of our other named executive officers, please refer to the discussion under the heading “Other Named Executive Officers”, and the “Summary Compensation Tables” and “Grant of Plan-based Awards” table, below.

Majority of Compensation is "At Risk"
Approximately 89% of our CEO's and COO's compensation for 2019 was not guaranteed but rather was tied directly to the future performance of the Company's stock price.

CEO and COO Compensation Mix

Salary
11%
89%
Performance-Based
& at Risk
Annual Long Term Incentive 89%

Annual long-term equity awards are "at risk" because those grants are (i) contingent upon the future stock price performance exceeding the price at which the restricted equity was originally granted by a level set by the Compensation Committee (hurdle of two percent stock price growth for 2019 grants - if this hurdle is achieved, shareholders will have enjoyed a return of 2% plus their dividend yield); (ii) vest over three or more years; (iii) are subject to restrictions on transfer for a minimum of four and up to seven years after grant; and (iv) are forfeited 10 years following the grant date if the stock price performance has not been sufficient.

Setting 2019 Incentive Compensation: Matching Pay for Performance
In determining incentive compensation for 2019, our Compensation Committee assessed our management's achievements relative to the following four goal categories:

Factor	Description	Weight
Achievement of Operating Goals	Our Compensation Committee evaluated whether our management achieved the specific operating and financial goals set by our Compensation Committee at the beginning of 2019.	25%
Achievement of FFO Target
Our Compensation Committee evaluated whether our management achieved the quantitative FFO(1) target set by our Compensation Committee at the beginning of 2019. We use FFO as a performance yardstick because many of our investors use it to compare our operating performance with that of other Real Estate Investment Trusts ("REITs"). In evaluating management's performance, our Compensation Committee looked at the “quality” of our FFO as well as its absolute amount, recognizing that increases in leasing fundamentals, for example, may (or may not) reflect better management performance than increases that are solely attributable to acquisitions.
		25%
External Business Activities
Our Compensation Committee evaluated our external business activities during the year, which included the effectiveness and financial results of acquisitions, financings and development and redevelopment activities. Our Compensation Committee did not set any numeric targets for these activities at the beginning of the year, since the best course of action necessarily depends on market developments, including the availability and pricing of opportunities, during the year. Our Compensation Committee believes it is equally important that we avoid bad acquisitions as it is that we make good acquisitions.
		25%
TSR and other factors	Our Compensation Committee also reviewed our TSR, which includes share price appreciation and dividends, on an absolute basis and relative to the TSR of a benchmark group of public REITs, described below (our “Benchmark Group”). Our Compensation Committee also considered whether to take into account any additional factors beyond those identified at the beginning of the year.	25%

For 2019, our Benchmark Group was selected by our compensation consultant, FTI Consulting, Inc. (“FTI”), based on the following criteria (i) office sector REITs that primarily invest in Class “A” space in high barrier-to-entry markets; (ii) select multi-family REITs with a strong concentration of assets in California; (iii) select California-based REITs with whom we compete for talent; and (iv) the overall composition of the peer group was constructed so that DEI is relatively close to the median in terms of implied market capitalization and total enterprise value. Our Benchmark Group for both 2019 and 2018 was comprised of the following companies:

Alexandria Real Estate Equities, Inc.	Apartment Investment and Management Co.	Boston Properties, Inc.
Columbia Property Trust, Inc.	Digital Realty Trust, Inc.	Empire State Realty Trust, Inc.
Hudson Pacific Properties, Inc.	Kilroy Realty Corporation	Paramount Group, Inc.
Piedmont Office Realty Trust, Inc.	SL Green Realty Corp.	UDR, Inc.
Vornado Realty Trust

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(1) See "Non-GAAP Supplemental Financial Measure: FFO" in Item 7 of Part II in our Annual Report on Form 10-K, filed on February 14, 2020.

For 2019, our Compensation Committee made the following determinations and applied the following weightings to each area:

Operating and Financial Goals: Weighting 25%

Our Compensation Committee evaluated management's achievement relative to the Operating and Financial goals adopted by our Compensation Committee in the beginning of 2019 and disclosed in our proxy statement filed in 2019:

•	Institute additional upgraded information technology systems.

Achieved
During 2019, we upgraded and migrated to the cloud our construction accounting solution, consolidated our new residential acquisition onto our standardized operating platform, rolled out new internal management dashboards, and initiated an overall upgrade of user workstations.

•	Reduce energy consumption per square foot across our office portfolio.

Achieved	In 2019, we reduced electrical consumption per square foot another 2%, despite an increase in occupancy. We have reduced electrical consumption per square foot by over 22% since 2009.

•	Maintain high levels of tenant satisfaction as measured by our annual tenant surveys.

Achieved	In 2019 we maintained a 4.2 out of a possible 5.0 tenant satisfaction score based on responses from about 1,750 office tenants and 1,400 residential tenants.

•	Limit our G&A expenses to a percentage of revenue in the lower half of comparable REITs.

Achieved
For the year ended December 31, 2019, our general and administrative expense remained in the lower half of comparable REITs as a percentage of revenue. We limited our G&A to 4.1% of revenue, about half of the 8.9% average for our Office Peer Group.

•	Achieve a leased rate in our office portfolio that exceeds the Class A office average in our submarkets.

Achieved
The leased rate of our office portfolio as of December 31, 2019 exceeded the average for Class A office buildings in our submarkets (based on external estimates) by more than 200 basis points, despite the fact that we represent an average of more than 39% of those markets.

•	Increase rents in our office portfolio.

Achieved
During the year ended December 31, 2019, we increased in-place rent per square foot for the entire office portfolio by 4%. Rent roll up for the year was 28% on a straight line basis and 10% on a cash basis.

•	Increase rents in our multi-family portfolio.

Achieved	During the year ended December 31, 2019, we increased in-place rent per unit in our residential portfolio by almost 1%.

•	Complete Phase II of our Moanalua Apartment development.

Achieved	We completed Phase II of our Moanalua Apartment development in early 2019. We completed leasing the entire development by mid-October, ahead of year-end target.

•	Make substantial progress on construction of The Landmark apartment high-rise in Brentwood.

Achieved	As of year-end we have achieved all critical milestones, including completing the foundation work for the tower and commencing vertical construction.

•	Make significant progress on the conversion of Hawaii office to a multi-family property.

Achieved
We commenced on site construction of our Hawaii conversion after successfully vacating four full floors of tenants, relocating many to our other properties. We completed demolition on those floors in early October and construction of units is on track for initial delivery in 2020.

•	Complete the office property repositioning projects commenced in 2018 and start construction on the next group of office repositioning projects.

Achieved
We achieved substantial completion on all projects commenced in 2018. We are well under way on the planning, entitlement and pre-construction activity on the next group of office repositioning projects.

Our Compensation Committee rated our management's achievement for Operating and Financial Goals as Outperform.

FFO Target:  Weighting 25%

Our Compensation Committee evaluated management's achievement relative to the 2019 FFO target of $2.10 per share adopted by our Compensation Committee in the beginning of 2019. Excluding the effect of acquisitions, equity issuances and repurchases, debt financings and repayments, recapitalizations which had not been announced as of February 13, 2019, we achieved FFO per share of $2.13, three cents over our target FFO. (Even with the approximately 5 cent negative impact of our one-time strategic balance sheet activities (offset by a 2 cent positive impact from acquisitions), we still achieved the $2.10 FFO per share target.)

Our Compensation Committee rated our management's achievement for FFO as Outperform.

External Business Activities:  Weighting 25%

•	Strategic Balance Sheet Activities. During 2019, we refinanced approximately $2 billion of debt:

◦	We eliminated all our debt-maturities prior to 2023 and all of our floating rate debt

◦	We added almost 5 years to the weighted average life of the debt we refinanced

◦	We lowered the current interest rate on the refinanced debt by nearly 35 basis points to 2.63%

◦	We expanded our pool of unencumbered properties to 41% of our office portfolio

◦	We lowered our share of net debt to pro forma enterprise value to 29%

•
Property Acquisitions. Through one of our JVs, we successfully acquired a $365 million, 350 unit multi-family property with 50,000 square feet of retail space in Westwood. Even in hindsight, we do not believe we should have purchased any of the other properties sold in our submarkets during 2019 or disposed of any of our properties.

•	Fund Restructuring. We acquired all of the minority interests in one of our Funds and established a new JV with one large institutional investor.

Our Compensation Committee rated our management's achievement for External Business Activities as Outperform.

TSR and Other Factors: Weighting 25%

•
TSR. Our Compensation Committee reviewed the analysis of its compensation consultant, which reported on its assessment of both the factors outlined above, as well as an analysis of our TSR, which includes share price appreciation and dividends. FTI's report compared our TSR to the TSR of our Benchmark Group for the period ended October 31, 2019 (the Compensation Committee met on November 18, 2019). FTI subsequently updated that information as of December 31, 2019:

We continue to have excellent long-term TSR, outperforming the median of our Benchmark Group in all periods, ranking 2nd best overall out of the 13 companies since our IPO, and in the top four or five for the one-year, three-year and five-year periods.

•
One other factor discussed by the Compensation Committee was the tremendous success of the equity program developed for retention over the last decade by the CEO and COO for the benefit of the all employees. Retention for employees in the equity program was 88% for 2019 as compared to 68% for employees that receive a cash only bonus. For 2019, our Compensation Committee granted equity to 470 employees out of our approximately 700 total employees (67%).

•	The Compensation Committee noted that Mr. Kaplan's and Mr. Panzer’s compensation had not been increased since 2017.

•	There were no extraordinary events during 2019 that require deviation from our Compensation Committee’s normal criteria.

Our Compensation Committee rated our management's achievement for TSR and Other Factors as Outperform.

Conclusion: Our Compensation Committee concluded that our management's performance in 2019 was excellent, and ranked overall as Outperform with respect to the goals adopted by our Compensation Committee in early 2019. After having held our CEO & COO's compensation flat since 2017, our Compensation Committee decided to increase our CEO and COO's total compensation for 2019 by 8% from 2018. This placed our CEO at approximately the 44th percentile of CEO compensation, and approximately the 66th percentile of the average of CEO and COO compensation, at our Benchmark Group(1). For more detailed information on 2019 compensation, see “Summary Compensation Tables.”
________________________________________________________
(1) Given the allocation of responsibilities between our CEO and our COO, we pay them equal compensation. Accordingly, our Compensation Committee asked our Compensation Consultant to compare our CEO's compensation to the average of the CEO and COO compensation at the Benchmark Group as well as to the compensation of the CEO alone.

Other Named Executive Officers

We use similar principles to set the compensation of our other named executive officers listed below, although they typically have a higher portion of compensation represented by base compensation and lower variation in incentive compensation based on performance. Our Compensation Committee’s evaluation of our officers places strong emphasis on their contributions to our overall performance because our Compensation Committee believes that our officers share responsibility for achieving our overall goals, which we set with a view towards how they help achieve our long-term strategy. We also value and seek to reward performance that develops talent at all levels of our organization, promotes our culture of excellence, enhances our reputation and extends our track record of profitability and growth.

For 2019, our Compensation Committee applied these principles and concluded that our named executive officers’ performance in 2019 was excellent, and ranked overall as Outperform with respect to the goals adopted by our Compensation Committee in early 2019. For more information on the 2019 compensation of our other named executive officers see “Summary Compensation Tables” and “Grants of Plan-based Awards” table below.

The 2019 base salaries for our named executive officers other than Mr. Emmett have not been increased since 2008 (other than in connection with promotions). Our Compensation Committee continues to believe that Mr. Emmett's compensation is significantly below that of other executives with his seniority, abilities and experience.

________________________________________________________
(1) Given the allocation of responsibilities between our CEO and our COO, we pay them equal compensation. Accordingly, our Compensation Committee asked our Compensation Consultant to compare our CEO's compensation to the average of the CEO and COO compensation at the Benchmark Group as well as to the compensation of the CEO alone.

2020 Operating and Financial Goals

For 2020, we intend to use a similar methodology for determining incentive compensation, but we are adding new standalone weighted categories for TSR and Environmental, Social and Governance (ESG). In past years, our Compensation Committee has generally considered TSR as a part of Other Factors, and included environmental goals under Operating and Financial Goals. Our Compensation Committee determined that the adjustments were warranted as the feedback gathered from stockholders emphasized the importance of relative TSR and ESG. Our Compensation Committee has established the following five goal categories and subgoals for 2020 for our CEO and COO and our other named executive officers:

2020 Goals
Goal Category	Description
1. FFO Target
Our Compensation Committee set a target for 2020 FFO of $2.26 per share. This target excludes the impact from any future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments, recapitalizations or similar matters which had not been announced as of February 12, 2020.

2. Total Shareholder Return	Our Compensation Committee will evaluate our relative and absolute TSR performance compared to the 13 Member Benchmark Group in order to align compensation with performance.
3. Environmental, Social & Governance (ESG)
Our Compensation Committee will evaluate our performance on ESG factors, including but not limited to the following goals:
1. Further reduce energy consumption per square foot across our office portfolio.
2. Increase transparency on ESG goals and success by expanding our Annual Sustainability Report to include Social and Governance Issues.
3. Increase transparency by expanding reporting on the basis and methodology for compensation decisions.
4. Continue to use the employee equity ownership program as a key factor to give our employees an ownership stake in the Company, and thereby motivate and retain them.

4. Operating Goals
1. Institute additional upgraded information technology systems.
2. Maintain high levels of tenant satisfaction as measured by our annual tenant surveys.
3. Limit our G&A expenses to a percentage of revenue in the lower half of comparable REITs.
4. Achieve a leased rate in our office portfolio that exceeds the Class “A” office average in our submarkets.
5. Make substantial progress on key development projects.

5. External Business Activities and Other Factors
Our Compensation Committee also evaluates our external business activities during the year, which includes the effectiveness and financial results of acquisitions, dispositions, financings and development and redevelopment activities. Our Compensation Committee does not set any numeric targets for these activities, since the best course of action necessarily depends on market developments, including the availability and pricing of opportunities, during the year. Our Compensation Committee believes it is equally important that we avoid bad acquisitions as it is that we make good acquisitions.

Our Compensation Committee may consider other factors, including but not limited to employee retention, succession planning, extraordinary events that occur during the year, or other items that have an impact on our long-term success.

NOTE: The 2020 goals have not been reconsidered in light of the current COVID-19 crisis, but our Compensation Committee may do so as it gathers additional information.

Tax and Accounting Implications
Our Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which limits the deduction of compensation (as defined in Section 162(m)) to $1.0 million that is paid in any calendar year to our CEO, our CFO, and our next three highest compensated executive officers.
For 2019, none of our executive officers received compensation in excess of the $1.0 million cap for deductibility under section 162(m). In general, our Compensation Committee’s policy with respect to Section 162(m) is to make reasonable efforts to allow compensation paid to such persons to be deductible while simultaneously providing the executives with appropriate compensation for their performance. Our LTIP Units are structured as “profits interests” for federal income tax purposes, so that we do not expect the grant, vesting, or conversion of LTIP Units to produce a tax deduction for us, without regard to any application of Section 162(m). We account for stock-based compensation in accordance with Accounting Standards Codification (“ASC”) 718.

Role of Compensation Consultants
In 2019, our Compensation Committee, as in the past, retained FTI Consulting, Inc. (“FTI”) to assist in our Compensation Committee's determination of executive compensation, including base salary, annual cash incentive (if any) and annual equity-based incentive compensation. FTI had been retained by our Compensation Committee in prior years to make recommendations concerning the structure and amount of compensation for our executive officers and our Board.

In its engagement letter, FTI specifically confirmed that (i) it was ultimately accountable to our Compensation Committee, which had the ultimate authority to engage, evaluate and, if appropriate, terminate FTI's services; (ii) it would timely report directly to our Compensation Committee any difficulties encountered in the course of its work, including any restriction on the scope of activities or access to required information; and (iii) while it would meet with management in the course of performing its services to gather and check facts, and to obtain their reactions to alternatives that FTI believed should be considered by our Compensation Committee, our management was not empowered to set the nature or scope of, or to give FTI instructions or directions concerning the engagement of FTI, all of which powers were exclusively reserved to our Compensation Committee.

In hiring FTI and other professionals, our Compensation Committee specifically considered factors including (i) the provision of other services to us by the firm; (ii) the amount of fees received from us by that firm as a percentage of its total revenue; (iii) the policies and procedures of that firm that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the professional or his or her firm with a member of our Compensation Committee; (v) any of our stock owned by the professional; and (vi) any business or personal relationship of the professional or his or her firm with any of our executive officers. In the case of FTI, it has no other relationships with us, any of our executive officers or any Compensation Committee member, and FTI represented that the fees we pay to it represent significantly less than 1% of its revenues.

Role of Executive Officers in Compensation Decisions
Under its charter, our Compensation Committee makes all compensation decisions with respect to our CEO and our other executive officers, although it may and does consult with others, including our CEO and other officers, as it deems appropriate. In determining the appropriate compensation levels for our CEO and our COO, our Compensation Committee meets outside the presence of all of our executive officers. Our Compensation Committee consulted with our CEO and other officers in establishing the operating and financial goals, FFO target and other matters in its discretion, and our CEO provided our Compensation Committee with his evaluation of progress in meeting the 2019 goals. As noted above, although FTI's engagement letter allowed it to meet with management in the course of performing its services to gather and check facts, and to obtain their reactions to alternatives that FTI believed should be considered by our Compensation Committee, our management was not empowered to set the nature or scope of, or to give FTI instructions or directions concerning its engagement, all of which powers were exclusively reserved to our Compensation Committee.

Change of Control Payments
We do not have any payments that are triggered by a change of control where the employee is not also either terminated without cause or has good reason for a termination (no “single trigger” provisions). Messrs. Kaplan, Panzer and Crummy's employment agreements provide that the total of each executive's salary and bonus for each year in the remaining term of the employment agreement following a change of control may not be less than the total salary, bonus (whether paid in cash or equity grants) and value of other awards that vested with respect to the calendar year ending before the change in control occurred.  Our employment agreements also do not contain any excise tax gross up provisions. See “Principal Compensation Agreements and Plans-Employment Agreements.” The equity awards that we have made provide that any unvested options or LTIP Units will not automatically vest on any change of control unless our common stock ceases to be publicly traded as a result.

Principal Compensation Agreements and Plans

2016 Omnibus Stock Incentive Plan
Our 2016 Omnibus Stock Incentive Plan (our "2016 Plan") was adopted by our Board and approved by our stockholders in 2016. Our 2016 Plan is designed to be an important component of overall compensation for our key employees, directors and other persons by enabling participation of these key persons in our long-term growth and profitability. In connection with this Proxy Statement, the Board of Directors is asking our stockholders to approve an amendment to the 2016 Plan. A summary of our 2016 Plan, including the proposed amendments to the 2016 Plan, is set forth above in Proposal 4.

Employment Agreements
We have employment agreements with each of Messrs. Kaplan, Panzer and Crummy. This summary of our employment agreements does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of the agreements. The principal terms of the agreements are as follows:

•
Compensation: Each of Messrs. Kaplan and Panzer is entitled to receive a salary of not less than $1,000,000, and Mr. Crummy is entitled to receive a salary commensurate with past practices. Messrs. Kaplan, Panzer and Crummy are also entitled to receive an annual bonus based on their individual performance and our overall performance during the year, as evaluated by our Compensation Committee in consultation with that officer. Following a change of control, the total of each officer's salary and bonus may not be less than the total salary and bonus paid with respect to the calendar year ending before the change in control.

•
Perquisites and Other Benefits: Messrs. Kaplan and Panzer are entitled to the use of an automobile and family health insurance, and to use their executive assistants for personal use to an extent reasonably consistent with past practices. Mr. Crummy is entitled to a car allowance. Messrs. Kaplan and Panzer are entitled to 25 days of paid time off per year, and Mr. Crummy is entitled to paid time off commensurate with past practices. Otherwise, the agreements do not provide our executive officers with perquisites that differ from those of our other employees.

•
Term: The term of each employment agreement ends December 31, 2023, subject to earlier termination with or without cause (30-days' prior notice is required where the termination is by us without cause or by the officer for good reason).

•
Severance Payments: If we terminate an officer's employment without cause, or if the officer terminates his employment for good reason, they will receive severance equal to (a) compensation equal to three times (two times for Mr. Crummy) the average of their total compensation over the last three calendar years ending prior to the termination date, including (i) their salary and (ii) their annual bonus (excluding long-term or one-time equity grants and the value of LTIP Units will be the face value of the award on the date of grant), and (b) continued coverage under our medical and dental plans for the officer and their eligible dependents (who were enrolled in our medical plan at the time of the officer's termination) for a three-year period (two-year period for Mr. Crummy) following their termination. See “Potential Payments Upon Termination or Change of Control” below.

•
Other Termination Payments: Upon an officer's death or disability, they will continue to receive medical and dental benefits for themselves (in the case of disability only) and their eligible dependents (who were enrolled in our medical plan at the time of the officer's termination) for a period of twelve months plus vesting of any unvested equity grants through the end of the year of termination in lieu of any severance or annual bonus.

•
Non-competition: Each of these employment agreements also contains a non-competition provision that applies during the term of the agreement, and under which the officer covenants that they will not: (i) for their own account engage in any business that invests in or deals with large and mid-size office buildings and multifamily properties in Los Angeles County and Hawaii (larger than 50,000 square feet for office properties and 50 units for apartment buildings); (ii) enter the employment of, or render any consulting or any other services to, any such entities that so compete, directly or indirectly, with any business carried on by us or any of our subsidiaries; or (iii) become interested in any such competing entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that the officer may own, directly or indirectly, solely as a passive investment, 5% or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with the requirements of the aforementioned non-competition provisions.

Summary Compensation Tables

The table below presents the compensation earned for 2019, 2018 and 2017 by the persons who were our named executive officers in 2019:

Summary Compensation Table (per SEC rules, multi-year equity grants are included in the year of grant)
Name & Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	All Other Compensation(3)	Total

Dan A. Emmett	2019	$125,000	$—	$87,504	$41,106	$253,610
Chairman of the Board	2018	$125,000	$—	$87,528	$40,471	$252,999
	2017	$125,000	$—	$87,517	$39,674	$252,191

Jordan L. Kaplan	2019	$1,000,000	$—	$8,400,012	$34,592	$9,434,604
President and CEO	2018	$1,000,000	$—	$7,700,901	$37,413	$8,738,314
	2017	$1,000,000	$—	$7,699,225	$32,490	$8,731,715

Kenneth M. Panzer	2019	$1,000,000	$—	$8,400,012	$27,549	$9,427,561
COO	2018	$1,000,000	$—	$7,700,901	$25,154	$8,726,055
	2017	$1,000,000	$—	$7,699,225	$24,332	$8,723,557

Kevin A. Crummy(4)	2019	$600,000	$190,000	$1,897,026	$13,000	$2,700,026
CIO	2018	$600,000	$—	$1,330,165	$13,000	$1,943,165
	2017	$600,000	$380,000	$1,063,890	$13,000	$2,056,890

Peter D. Seymour(5)	2019	$450,000	$—	$735,012	$13,000	$1,198,012
CFO

Mona M. Gisler(5)	2019	$360,500	$—	$—	$3,000	$363,500
Former CFO	2018	$350,000	$23,500	$240,832	$3,000	$617,332
	2017	$350,000	$70,000	$195,999	$3,000	$618,999

__________________________________________________

(1)	Represents the salary payable with respect to the year it was earned.

(2)
Represents the grant date fair value of restricted equity grants, calculated in accordance with ASC 718, not the face value, under the assumptions set forth in Note 13 to our audited financial statements included in our 2019 Annual Report on Form 10-K. We restricted our executives from selling or transferring their LTIP Unit Awards in 2019 for between four and seven years after grant. All of our LTIP Unit grants in 2019 were performance based, reflecting our Compensation Committee's evaluation of the respective officers' performance during 2019. As disclosed above, our Compensation Committee believes that the equity should generally be granted at the end of the performance period after evaluating performance rather than at the beginning of the performance period subject to potential forfeiture for non-performance.

(3)
The amounts include auto allowances (in lieu of mileage reimbursements), matching contributions under our 401(k) Plan and the estimated incremental cost of personal use of an administrative assistant. For details, see “Employment Agreements”. Messrs. Kaplan and Panzer received an auto allowance of $24,592 and $24,549 during 2019, respectively, $27,413 and $22,154 during 2018, respectively, and $22,490 and $21,332 during 2017, respectively. We do not provide tax gross-ups on perquisites.

(4)
Mr. Crummy's bonus represents the discretionary cash portion of his variable incentive compensation, the amount of which is determined in the discretion of the Compensation Committee after review of his performance during the year.

(5)	Mr. Seymour replaced Ms. Gisler as our CFO on February 28, 2019.

Grants of Plan-based Awards
The table below presents the grants of plan-based awards to our named executive officers in 2019:

Name	Approval Date(1)	Grant Date(1)	Number of LTIP Units Awarded(1)	Grant Date Fair Value of LTIP Unit Award(1)(2)

Dan A. Emmett	November 18, 2019	December 27, 2019	2,854	$87,504
Jordan L. Kaplan	November 18, 2019	December 27, 2019	273,973	$8,400,012
Kenneth M. Panzer	November 18, 2019	December 27, 2019	273,973	$8,400,012
Kevin A. Crummy	November 18, 2019	December 27, 2019	61,873	$1,897,026
Peter D. Seymour	November 18, 2019	December 27, 2019	23,973	$735,012

__________________________________________________

(1)
Consistent with our annual practice, our Compensation Committee approved the dollar value of the grants on November 18, 2019, stipulating that they be granted on December 27, 2019, with the number of LTIP units to be based on the closing price of our common stock on the date of grant ($43.80 at December 27, 2019). Our Compensation Committee follows this process because we inform our employees of the grants in their annual performance reviews, which are scheduled to occur between the approval date and the grant date.

(2)
The amounts reflect the grant date fair value of the award calculated in accordance with ASC 718, under the assumptions set forth in Note 13 to our audited financial statements included in our 2019 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-end
The table below presents unvested LTIP Units held by our named executive officers as of December 31, 2019:

Name	Number of Unvested LTIP Units(1)	Market Value of Unvested LTIP Units(2)

Dan A. Emmett	4,580	$201,062
Jordan L. Kaplan	240,727	$10,567,915
Kenneth M. Panzer	240,727	$10,567,915
Kevin A. Crummy	78,033	$3,425,649
Peter D. Seymour	45,040	$1,977,256
Mona M. Gisler	12,311	$540,453

______________________________________

(1)	Unvested LTIP Units vest as follows:

Name	December 31,
	2020	2021	2022	Total

Dan A. Emmett	2,313	1,554	713	4,580
Jordan L. Kaplan	119,841	75,224	45,662	240,727
Kenneth M. Panzer	119,841	75,224	45,662	240,727
Kevin A. Crummy	39,054	24,596	14,383	78,033
Peter D. Seymour	20,758	19,488	4,794	45,040
Mona M. Gisler	10,336	1,975	—	12,311

(2)	Based on the closing price of our common stock of $43.90 on December 31, 2019 at the rate of one share of our Common Stock for each unvested LTIP Unit.

Equity Vested
The table below presents the vesting of LTIP Units held by our named executive officers during 2019:

	Number of LTIP Units Vested	Value Realized on Vesting(1)

Dan A. Emmett	3,129	$137,363
Jordan L. Kaplan	253,803	$11,141,952
Kenneth M. Panzer	253,803	$11,141,952
Kevin A. Crummy	50,682	$2,224,940
Peter D. Seymour	25,555	$1,121,865
Mona M. Gisler	12,160	$533,824

___________________________________________________

(1)	Based on the closing price for our common stock on the date of vesting of the LTIP Unit, at the rate of one share of our Common Stock for each LTIP Unit.

CEO Pay Ratio
In accordance with the requirements of the SEC, we calculated the ratio of our CEO pay to that of our median employee. We identified our median employee by examining the 2019 total compensation for all individuals, excluding our CEO, who were employed by us (on a full-time, part-time or casual basis) on December 31, 2019, calculated in the same manner as the $9,434,604 total compensation for our CEO disclosed in the Summary Compensation Tables - see "Summary Compensation Tables". In accordance with the requirements of the SEC, the calculation of total compensation does not take into account the value of all the benefits we provide to our employees, including health benefits and life insurance, and does not adjust for, or annualize the compensation of, employees who work part time, including casual employees who only work a few hours a month. For employees hired during 2019, total compensation was annualized to reflect a full year of employment. Based on the median employee's annual total compensation of $45,727, we calculated that our CEO pay ratio was approximately 206 times for 2019. While the following information is not required by the SEC, we believe this ratio is significantly inflated because 23.5% of all our employees work for a health club which is owned and operated by one of our consolidated joint ventures. A substantial majority of the health club employees (such as fitness instructors, fitness trainers and spa technicians) work part-time and/or on a casual basis, sometimes for only a few hours a month. After removing the health club's employees, the ratio of our CEO’s total compensation to the total compensation of our median full time employee for 2019 was approximately 164.

Potential Payments Upon Termination or Change of Control

The section below provides information concerning the amount of compensation payable to each of our executive officers in the event of termination of such executive's employment, including certain estimates of the amounts that would have been paid on certain dates under what we believe to be reasonable assumptions. However, the actual amounts to be paid out can only be determined at the time of such executive's termination.
Payments Made Upon Termination
Regardless of the manner in which any of our employees (including any of our executive officers) is terminated, the employee would be entitled to receive certain amounts due during such employee's term of employment. Such amounts would include:

•	any unpaid salary from the date of the last payroll to the date of termination;

•	reimbursement for any properly incurred unreimbursed business expenses; and

•	accrued paid time off through the date of termination.

In addition, the officer would retain the following rights:

•	any existing rights to indemnification for prior acts through the date of termination; and

•	LTIP Units awarded pursuant to our 2016 Plan and our 2006 Plan to the extent provided in that plan and the grant or award.

The awards we made under our 2016 Plan and our 2006 Plan provide that if the employment of a participant (including any of our executive officers who have unvested LTIP Units) is terminated without cause by us, or for good reason by the participant, or if our common stock is no longer publicly traded following a change of control, then any unvested LTIP Units will vest immediately.
Mr. Emmett: Mr. Emmett does not have any contractual severance arrangements on termination, although Mr. Emmett's unvested LTIP Units would become vested if his employment is terminated without cause by us or for good reason by him, or if our common stock is no longer publicly traded following a change of control. Based on our common stock closing price at December 31, 2019, we estimate the severance payment in the case of a termination without cause by us, or with good reason by Mr. Emmett, immediately following December 31, 2019 would have been $201,000.
Messrs. Kaplan, Panzer and Crummy: As noted above under “Principal Compensation Agreements and Plans -Employment Agreements”, each of Messrs. Kaplan, Panzer and Crummy has an employment agreement with us. In addition to those payments made upon termination noted above, these agreements provide for the following additional benefits on certain terminations:
Payments Made Upon Termination by Us Without Cause or by the Officer for Good Reason: If we terminate Messrs. Kaplan, Panzer or Crummy's employment without cause, or if the officer terminates his employment for good reason, he will receive severance equal to (a) compensation equal to three times the average of his total compensation over the last three full calendar years ending prior to the termination date (two times for Mr. Crummy), paid in a lump sum, including (i) his salary, (ii) his annual bonus (excluding long-term or one-time equity grants and the value of LTIP Units will be the face value of the award on the date of grant), and (b) continued coverage under our medical and dental plans for the officer and his eligible dependents (who were enrolled in our medical plan at the time of the officer's termination) for a three-year period (two-year period for Mr. Crummy) following his termination. In order to receive such severance, the officer must execute a release of all claims and comply with the remaining confidentiality and non-solicitation provisions of his employment agreement. Based on the compensation paid and equity grants in 2017, 2018 and 2019, and using medical insurance premiums for 2019, we estimate that the severance payments for termination of employment occurring immediately after December 31, 2019, would have been $37.1 million for each of Messrs. Kaplan and Panzer and $5.7 million for Mr. Crummy. In addition, the unvested LTIP Units of each executive would vest immediately, which based on the price of our common stock at December 31, 2019 would result in additional value of $10.6 million for each of Messrs. Kaplan and Panzer and $3.4 million for Mr. Crummy.
Payments Made Upon a Change of Control: We do not have any single trigger provisions in our employment agreements or equity grants, so that following a change of control an employee will have the same severance payments upon a termination without cause or a termination with good reason as outlined in the preceding paragraph. In addition, as is true for all of our employees, if the class of equity into which any unvested equity compensation is convertible is no longer publicly traded after a change of control, any unvested grants will become vested. We estimate that based on the price of our common stock at December 31, 2019 an acceleration under these conditions would result in value of $10.6 million for each of Messrs. Kaplan and Panzer and $3.4 million for Mr. Crummy. No payments would be grossed up to adjust for any excise taxes under Section 280G of the Internal Revenue Code.
Payments Made Upon Death or Disability. In the event of the death or disability of Messrs. Kaplan, Panzer or Crummy, the officer (or his estate) will receive continued medical benefits for him (in the case of disability only) and his eligible dependents (who were enrolled in our medical plan at the time of the officer's termination) for a period of 12 months. Using medical insurance premiums for 2019, we estimate the value of these continued medical benefit payments would have been $39,000 for each of Messrs. Kaplan, Panzer and Crummy in the case of termination for death or disability immediately following December 31, 2019. In addition, our grants of LTIP Units beginning in 2014 provide that any employee whose employment is terminated as a result of death will be immediately vested in any equity scheduled to vest in that calendar year. In the case of termination for death occurring immediately following December 31, 2019, we estimate that, based on the number of units that vested in 2019 and the price of our common stock at December 31, 2019, the value of the accelerated LTIP Unit vesting would have been $11.1 million for each of Messrs. Kaplan and Panzer, and $2.2 million for Mr. Crummy.

DIRECTOR COMPENSATION

The compensation for our non-employee directors is determined by our Board, after recommendation from our Nominating and Corporate Governance Committee, and is reviewed periodically as appropriate. Our Nominating and Corporate Governance Committee consists solely of independent directors, and our executive officers do not participate in its vote on director compensation, although Messrs. Emmett, Kaplan and Panzer, as members of our Board, are involved in the Board approval of the recommendations of our Nominating and Corporate Governance Committee.
As annual fees for their services, each of our non-employee directors receive a grant of LTIP Units with a face value of $220,000 that vests on a quarterly basis during the year the services are rendered. LTIP Units granted to our directors are subject to restrictions on transfer and cannot be exchanged for common stock until two years after the grant date. Our Audit Committee chairperson receives an additional annual fee of $22,500, and our Compensation Committee and Nominating and Corporate Governance Committee chairpersons each receive an additional annual fee of $15,000, paid for in LTIP Units that vest on a quarterly basis during the year the services are rendered. We also reimburse non-employee directors for their reasonable expenses incurred in connection with their services as directors. In accordance with SEC rules, the table below summarizes the compensation that we awarded to our non-employee directors in 2019 (which will vest in, and relates to, 2020 service):

Name(1)	LTIP Unit Awards(2)

Christopher H. Anderson	$182,887
Leslie E. Bider	$195,376
Dr. David T. Feinberg	$182,887
Virginia A. McFerran	$199,468
Thomas E. O'Hern	$201,602
William E. Simon, Jr.	$182,887
Johnese M. Spisso(3)	$242,500

____________________________________________________

(1)
Our directors who are also our employees are not entitled to receive additional compensation for their services as directors, and thus Messrs. Emmett, Kaplan and Panzer are not included in this table. The compensation received by Messrs. Emmett, Kaplan and Panzer as our employees is shown in the "Summary Compensation Tables".

(2)
The amounts represent the grant date fair value, not the face value, of awards made in 2019. The fair value is calculated in accordance with ASC 718, based on the assumptions disclosed in Note 13 to our audited financial statements included in our 2019 Annual Report on Form 10-K. These awards were granted on December 27, 2019 for 2020 services. As of December 31, 2019, our non-employee directors did not hold any unvested stock options or unvested stock awards other than as set forth in the table.

(3)
Ms. Spisso joined our board on September 1, 2019, and her LTIP Unit Awards shown above include the grant for her 2020 service as well as a prorated LTIP grant with a grant date fair value of $59,613 for her services for the period from September 1, 2019 to December 31, 2019.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information regarding our equity compensation plans (all of which were previously approved by our stockholders) as of December 31, 2019:

Plan Category		Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights (In thousands)		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares of common stock remaining available for future issuance under stock-based compensation plans (excluding shares reflected in column (a)) (In thousands)
		(a)		(b)		(c)
Stock-based compensation plans approved by stockholders	(1)	1,723	(2)	N/A	(3)	1,828	(4)
_______________________________________________________

(1)	For more information regarding our plans, please see "Principal Compensation Agreements and Plans".

(2)	Consists of 0.8 million vested and 0.9 million unvested LTIP Units.

(3)	We have no outstanding options. There are no exercise prices for LTIP Units.

(4)
“Full value” awards (such as LTIP Unit Awards, Deferred Stock Awards, and Restricted Stock Awards) count against our 2016 Plan overall limits as two shares, while options and stock appreciation rights (“SARs”) are counted as one share. See "Principal Compensation Agreements and Plans".

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee's written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Ernst & Young LLP, our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and providing a report on the effectiveness of our system of internal control over financial reporting.
The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, our 2019 audited financial statements and the effectiveness of our internal control over financial reporting as of December 31, 2019. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with Ernst & Young, with and without management present, the results of their audit/review, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with Ernst & Young the matters required to be discussed with the Audit Committee under Auditing Standard No. 1301, "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's independence. The Audit Committee discussed with Ernst & Young its independence from us and considered the compatibility of non-audit services with its independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for 2019 filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
Thomas E. O'Hern, Chairperson
Leslie E. Bider
William E. Simon, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For 2019 and 2018, our independent registered public accounting firm was Ernst & Young LLP. The table below presents fees for professional services rendered by Ernst & Young LLP to us for those years:

Fees	2019	2018

Audit Fees(1)	$1,295,000	$1,220,030
Audit Related Fees(2)	7,000	2,000
Tax Fees(3)	883,000	880,198
Total	$2,185,000	$2,102,228

___________________________________________________

(1)
Fees for the integrated audit and quarterly reviews of Douglas Emmett, Inc., including the issuance of consents and comfort letters in connection with the issuance of common stock, and audit fees for our funds and joint ventures of $221,000 and $221,181 for 2019 and 2018, respectively.

(2)	Fees for 2019 and 2018 include $7,000 and $2,000 for access to an accounting research database.

(3)	Fees for tax compliance and planning services for Douglas Emmett, Inc., including our joint ventures and funds.

Audit Committee Authorization of Audit and Non-Audit Services
Our Audit Committee has the sole authority to approve all of the audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of our consolidated financial statements. In addition, our Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent registered public accounting firm and require our Audit Committee to be informed of each service provided by the independent registered public accounting firm. Such policies and procedures do not permit our Audit Committee to delegate its responsibilities under the Exchange Act to management. Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, and did so in the case of all of the fees for 2019. Pre-approval is generally provided by our Audit Committee for up to one year, with limits by the particular service or category of services to be rendered, and may be subject to a specific budget. Our Audit Committee may also pre-approve additional services of specific engagements on a case-by-case basis. Our Audit Committee considered and determined that the provision of non-audit services by Ernst & Young LLP was compatible with maintaining their independence.

TRANSACTIONS WITH RELATED PERSONS

Mr. O'Hern, one of our independent directors, is the Chief Executive Officer of The Macerich Company ("Macerich"). Macerich leases office space from us at a fair market rate as determined through an arbitration in 2018. We have evaluated the Macerich lease in accordance with the standards in Item 407(a) of Regulation SK and NYSE standards, and determined that it is not financially material to us, Mr. O'Hern or Macerich.

Douglas Emmett Management, LLC employs the son of Mr. Simon, one of our directors. In 2019, Mr. Simon's son's total compensation and benefits were less than $250,000, which was consistent with the compensation and benefits provided to our other employees with equivalent qualifications, experience and responsibilities.  He is not an officer under Section 16 of the Exchange Act.

Conflicts of Interest: Our Code of Business Conduct and Ethics (our "Code of Conduct") defines a conflict of interest as any situation in which a director, officer or employee has competing professional or personal interests, which could possibly make it difficult to fulfill his or her duties and responsibilities in an impartial manner, and includes any transaction that under SEC rules would require disclosure in this section. Our Code of Conduct specifically requires that all of our directors, officers and employees (i) fully disclose to the appropriate parties all actual or perceived conflicts of interest, and (ii) ensure that their duties and responsibilities are handled in such a manner that ensures impartiality. Under our Code of Conduct, conflicts of interest involving our directors and executive officers must be approved by a majority of disinterested directors on our Board, with any interested members abstaining. If such a waiver is granted, a written authorization will be provided indicating that the individual may proceed with the proposed activity.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual report or Notice of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report or Notice of Internet Availability of Proxy Materials addressed to those stockholders. A number of brokers with account holders who are our stockholders may “household” our proxy materials. In that event, only one annual report and this proxy statement will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of the annual report and this proxy statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement was delivered. If you wish to receive a separate copy of the annual report and this proxy statement or Notice of Internet Availability of Proxy Materials, please notify your broker and us by sending a letter to Douglas Emmett, Inc., Attn: Investor Relations, 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401, or by calling Investor Relations at (310) 255-7700. The Company will promptly deliver, without charge, an additional copy of any such proxy statement and annual report or Notice of Internet Availability upon request. Also, stockholders who share an address and receive multiple copies of the annual report and this proxy statement can notify their broker or us in writing or orally at the above provided address and request that we deliver a single copy of these materials.

STOCKHOLDERS' NOMINATIONS AND OTHER PROPOSALS FOR THE 2021
ANNUAL MEETING OF STOCKHOLDERS

Rule 14a-8 Stockholder Proposals
The deadline for submission of stockholder proposals in our proxy statement and form of proxy for the 2021 annual meeting of stockholders is December 18, 2020.
Nominations and Proposals Outside of Rule 14a-8/ Discretionary Proxy Voting Authority
Our bylaws govern the submission of nominations for director or other proposals that a stockholder wishes to have considered at an annual meeting of stockholders, but which are not included in our proxy statement for that meeting. Under our bylaws, a stockholder wishing to submit a nomination or other proposal for consideration at the 2021 annual meeting outside of SEC Rule 14a-8 is required to give written notice addressed to the Corporate Secretary, Douglas Emmett, Inc., 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401, of their intention to make such a proposal. The notice must contain the information required by our bylaws. The notice of a nomination or other proposal must be received by our Corporate Secretary no earlier than November 18, 2020, nor later than 5:00 p.m. Eastern Standard Time on December 18, 2020. In addition, subject to SEC Rule 14a-4(c) promulgated under the Exchange Act, as amended, the proxy solicited by our Board for the 2021 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting if notice of the proposal was not timely received by us under our bylaws, as calculated above.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to expectations concerning matters that are not historical facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “could,” “may,” “future” or other similar expressions in this proxy statement. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this proxy statement, or those that we may make orally or in writing from time to time, are based on our beliefs and assumptions, as well as information currently available to us. The actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. We do not undertake any obligation to update any forward-looking statements. Accordingly, investors should use caution when relying on previously reported forward-looking statements, which were based on known results and trends at the time they are made, to anticipate future results or trends.
Please refer to the risk factors included in “Item 1A. Risk Factors” in our 2019 Annual Report, as well as those described elsewhere in our public filings. The risks included are not exhaustive, and additional factors could adversely affect our business and financial performance. For example, since the time of the filing of our 2019 Annual Report, our business has been impacted by the effects of the global COVID-19 pandemic. The short and long-term impacts of that pandemic on our business cannot be quantified at this time, although they are expected to be material. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
OTHER MATTERS

Our Board is not aware of any matter to be acted upon at our Annual Meeting other than as described in this Proxy Statement. However, if any other matter properly comes before the meeting, the proxy holders are authorized to vote on that matter or matters in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report to Stockholders for 2019 is being mailed to stockholders along with this Proxy Statement.
Our Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
By Order of the Board of Directors,

/s/ Jordan L. Kaplan
________________________________________________
Jordan L. Kaplan
President and CEO
April 17, 2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DOUGLAS EMMETT, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 28, 2020

The undersigned stockholder of Douglas Emmett, Inc., a Maryland corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 17, 2020, the terms of each of which are incorporated herein by reference, and hereby appoints Jordan L. Kaplan and Kenneth M. Panzer and each of them as proxy and attorney-in-fact with full power of substitution and revocation in each of them, on behalf and in the name of the undersigned, to attend the 2020 Annual Meeting of Stockholders of Douglas Emmett, Inc. to be held via webcast at http://www.viewproxy.com/DEI/2020/VM on May 28, 2020 at 9:00 a.m. Pacific Daylight Time and at any and all postponements or adjournments thereof, to cast on behalf of the undersigned all votes that the undersigned would be entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if then and there personally present. The undersigned hereby revokes any proxy heretofore given with respect to such meeting.

If you wish to attend the 2020 Annual Meeting, your registration must be received by 11:59 p.m., Eastern Daylight Time, on May 25, 2020. On the day of the meeting, you may log in to the meeting at http://www.viewproxy.com/DEI/2020/ VM and follow instructions to vote your shares. Please have your Virtual Control Number with you during the meeting in order to vote.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE ELECTION OF ALL DIRECTOR NOMINEES OR ANY SUBSTITUTE NOMINEE DESIGNATED BY THE BOARD OF DIRECTORS, (2) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2020, (3) FOR APPROVAL IN A NON-BINDING ADVISORY VOTE OF OUR EXECUTIVE COMPENSATION, (4) FOR APPROVAL OF AMENDMENTS TO THE DOUGLAS EMMETT INC. 2016 OMNIBUS STOCK INCENTIVE PLAN, AND IN THEIR DISCRETION, AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials:

The 2020 Proxy Statement and Annual Report on Form 10-K
for the year ended 2019 are available at:
www.viewproxy.com/dei/2020

Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

Please mark your votes like this ☒

1. Election of Directors.

01 Dan A. Emmett
02 Jordan L. Kaplan
03 Kenneth M. Panzer
04 Christopher H. Anderson
05 Leslie E. Bider
06 Dr. David T. Feinberg
07 Virginia A. McFerran
08 Thomas E. O'Hern
09 William E. Simon, Jr.
10 Johnese M. Spisso

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (SEE INSTRUCTIONS BELOW)

(Instructions: To withhold authority to vote for any indicated nominee, mark "FOR ALL EXCEPT" and write the number(s) of the nominee(s) in the box provided to the right.)

☐ FOR ☐ AGAINST ☐ ABSTAIN

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

This Proxy should be dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

Please indicate if you plan to attend the Annual Meeting. ☐

Date ____________________

Signature ____________________

Signature ____________________

CONTROL NUMBER

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.aalvote.com/DEI

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.